Exhibit 10.1

CONFIDENTIAL

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

OATH INC.,

as Seller,

and

HELIOS AND MATHESON ANALYTICS INC.,

as Buyer

Dated as of April 4, 2018

1.	PURCHASE AND SALE OF THE BUSINESS		1

	1.1	Purchase and Sale of Assets	1

	1.2	Excluded Assets	2

	1.3	Closing Consideration	3

	1.4	Assumed Liabilities	3

	1.5	Excluded Liabilities	4

	1.6	Non-Assignable Assets	5

	1.7	Conveyance of Transferred Customer Data and Transferred Customer Agreements	6

	1.8	Further Assurances; Further Conveyances and Assumptions	6

	1.9	Bulk Sales Law	6

	1.10	Delivery of Purchased Assets	7

	1.11	Social Media Accounts	7

2.	REPRESENTATIONS AND WARRANTIES OF SELLER		7

	2.1	Organization and Qualification	7

	2.2	Authorization	7

	2.3	Binding Effect	7

	2.4	Non-Contravention	8

	2.5	Compliance With Laws; Litigation	8

	2.6	Business Employees	8

	2.7	Contracts	9

	2.8	Intellectual Property	9

	2.9	Taxes	11

	2.10	Financial Statements	12

	2.11	Title to Purchased Assets	12

	2.12	Brokers	12

	2.13	No Other Representations or Warranties	12

	2.14	Full Disclosure	12

3.	REPRESENTATIONS AND WARRANTIES OF BUYER		12

	3.1	Organization and Qualification	12

	3.2	Capitalization	13

	3.3	Authorization	13

	3.4	Binding Effect	14

	3.5	Non-Contravention	14

	3.6	SEC Reports and Financial Statements	14

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	3.7	Buyer Securities	15

	3.8	Brokers	15

	3.9	Absence of Labor Dispute	15

	3.10	Absence of Proceedings	15

	3.11	Possession of Licenses and Permits	15

	3.12	Title to Property	16

	3.13	Possession of Intellectual Property Rights	16

	3.14	Environmental Laws	16

	3.15	Disclosure Controls	17

	3.16	Accounting Controls	17

	3.17	Payment of Taxes	17

	3.18	Insurance	17

	3.19	Investment Company Act	18

	3.20	Affiliate Transactions	18

	3.21	No Shell Company	18

	3.22	No Other Representations or Warranties	18

	3.23	Full Disclosure	18

4.	CERTAIN COVENANTS		18

	4.1	Access and Information	18

	4.2	Conduct of the Business	18

	4.3	Tax Matters	19

	4.4	Business Employees	20

	4.5	Commercially Reasonable Efforts	20

	4.6	Contacts with Suppliers and Customers	21

	4.7	No Negotiation or Solicitation of Competing Transactions	21

	4.8	Record Retention	21

5.	CONFIDENTIAL NATURE OF INFORMATION		21

	5.1	Confidentiality Agreement.	21

	5.2	Seller’s Confidential Information	21

	5.3	Buyer’s Confidential Information	22

	5.4	Public Statements; Confidential Nature of this Agreement and Transaction Documents	23

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6.	CLOSING		23

	6.1	Deliveries by Seller	23

	6.2	Deliveries by Buyer	24

	6.3	Closing Date	24

	6.4	Contemporaneous Effectiveness	24

7.	CONDITIONS PRECEDENT TO CLOSING		25

	7.1	General Conditions	25

	7.2	Conditions Precedent to Buyer’s Obligations	25

	7.3	Conditions Precedent to Seller’s Obligations	25

8.	POST-CLOSING INDEMNIFICATION		26

	8.1	Survival	26

	8.2	Indemnification	26

	8.3	Limitations on Indemnification	27

	8.4	Indemnification Claims	29

	8.5	Third Party Claims	29

9.	MISCELLANEOUS PROVISIONS		30

	9.1	Notices	30

	9.2	Expenses	31

	9.3	Entire Agreement	32

	9.4	Assignment; Binding Effect; Severability	32

	9.5	Dispute Resolution; Venue; and Governing Law	32

	9.6	Specific Enforcement	32

	9.7	Waiver of Jury Trial	33

	9.8	Execution in Counterparts	33

	9.9	No Third-Party Beneficiaries	33

	9.10	Other Definitional and Interpretive Matters	33

10.	TERMINATION, WAIVER AND AMENDMENT		34

	10.1	Termination	34

	10.2	Effect of Termination	35

	10.3	Waiver of Agreement	35

	10.4	Amendment of Agreement	35

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SCHEDULES

Seller Disclosure Schedule

Schedule A-1(a)	Certain Permitted Encumbrances
Schedule 1.1(a)	Purchased Intellectual Property Rights
Schedule 1.1(b)	Products
Schedule 1.1(c)	Purchased Technology
Schedule 1.1(d)	Purchased Contracts
Schedule 1.1(e)	Purchased Equipment
Schedule 1.1(f)	Other Purchased Assets

EXHIBITS

Exhibit A-1	Form of Lock-Up Agreement
Exhibit A-2	Form of Registration Rights Agreement
Exhibit B	Form of Assignment and Assumption Agreement and Bill of Sale
Exhibit C	Form of Domain Name Assignment
Exhibit D	Form of Intellectual Property License Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Trademark Assignment Agreement
Exhibit G	Form of Buyer Warrant Agreement
Exhibit H	Form of End User Notice
Exhibit I	Form of Advertising Representative Agreement

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of April 4, 2018 by and between OATH INC., a Delaware corporation (“Seller”) and HELIOS AND MATHESON ANALYTICS INC., a Delaware corporation (“Buyer”). Each of Buyer and Seller is referred to herein sometimes as a “Party” and collectively as the “Parties.” All capitalized terms that are used but not otherwise defined in this Agreement have the respective meanings ascribed to them in Annex A.

RECITALS

A.           Seller and certain of its Subsidiaries are, among other things, engaged in the business of making available movie listings, ticketing services and content and information related to films and television to end users under the “Moviefone” brand, through the Products (the “Business”);

B.           The Business is composed of certain assets and liabilities that are currently owned by or licensed to Seller or one or more of its Subsidiaries or in respect of which Seller or one or more of its Subsidiaries is currently obligated, as the case may be; and

C.           The Board of Directors of Buyer and the officers of Seller have approved, and deem it advisable and in the best interests of their respective stockholders for (i) Seller and its applicable Subsidiaries to sell, transfer and assign to Buyer, and Buyer to purchase from Seller and such Subsidiaries, the Purchased Assets, (ii) Seller and its applicable Subsidiaries to assign, and Buyer to assume, the Assumed Liabilities, and (iii) Buyer, Seller and/or Seller’s applicable Subsidiaries to enter into the Transaction Documents, in each case as more fully described and upon the terms and subject to the conditions set forth herein (such transactions contemplated by this Agreement and the Transaction Documents being referred to herein collectively as the “Transactions”).

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

AGREEMENTS

1.             PURCHASE AND SALE OF THE BUSINESS

1.1           Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause its Subsidiaries to, sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller and its Subsidiaries, free and clear of all Encumbrances, other than Permitted Encumbrances, all right, title and interest of Seller and its Subsidiaries in, to and under the following (collectively, the “Purchased Assets”):

(a)          the Purchased Intellectual Property Rights;

(b)          the Products;

(c)          the Purchased Technology;

(d)          the Purchased Contracts;

(e)          the Purchased Equipment;

(f)          the Other Purchased Assets;

(g)          the Transferred Business Social Media Account Data;

(h)          subject to Section 1.7, the Customer Data solely for End Users who are not Opt-Out End Users (the “Transferred Customer Data”); and

(i)           subject to Section 1.7, the Customer Agreements solely for End Users who are not Opt-Out End Users (the “Transferred Customer Agreements”).

Notwithstanding anything to the contrary in this Section 1.1, the Purchased Assets shall not include (i) any Customer Data or Customer Agreements of any Opt-Out End Users, or (ii) any Customer Data or Customer Agreements that cannot be transferred from Seller and its Affiliates to Buyer consistent with applicable Law or under the terms of the applicable Customer Agreement or other applicable Contract or privacy policy (such Customer Data and Customer Agreements, collectively, the “Non-Transferrable Customer Material”).

1.2         Excluded Assets. For the avoidance of doubt, and notwithstanding anything in Section 1.1 to the contrary, the Parties expressly acknowledge and agree that the Purchased Assets will not include, and neither Seller nor any of its Affiliates is selling, transferring, assigning, conveying or delivering to Buyer, and Buyer is not purchasing, acquiring or accepting from Seller or any of Seller’s Affiliates, any right, title or interest in, to or under any of the assets, properties, goodwill or rights set forth or described below (such assets, properties, goodwill or rights, the “Excluded Assets”):

(a)          all Technology of Seller and its Affiliates that is not Purchased Technology, and all Intellectual Property Rights used, held for use, embodied in, or practiced in connection with any such Technology;

(b)          any products and services of Seller and its Affiliates that are not Products, and all Intellectual Property Rights used, held for use, embodied in, or practiced in connection with any such products and services;

(c)          all Excluded Contracts;

(d)          all Excluded Equipment;

(e)          any proprietary development tools of Seller or any of its Affiliates used to develop and/or test any Technology, product, or service and all Intellectual Property Rights used, held for use, embodied in, or practiced in connection with any such tools;

(f)          any claim, right or interest of Seller or any Affiliate of Seller in or to any refund, rebate, abatement or other recovery for Taxes, the basis of which arises or accrues in any Pre-Closing Tax Period;

(g)          any insurance policies, binders and claims and rights thereunder and the proceeds thereof;

(h)          any of the assets of any Seller Benefit Plan;

(i)          any rights, rights of recovery, claims, defenses or causes of action of Seller or any Affiliate of Seller against Third Parties relating to the assets, properties, business or operations of Seller or any Affiliate of Seller to the extent related to, arising from, or incurred in connection with conditions or events occurring prior to the Closing;

(j)          all Non-Transferrable Customer Material;

(k)          any other Intellectual Property Rights of Seller or its Affiliates that are not Purchased Intellectual Property Rights;

(l)          all Business Social Media Account Data other than Transferred Business Social Media Account Data; and

(m)          all of Seller’s rights under this Agreement and the Transaction Documents.

1.3           Closing Consideration. In consideration of the sale, transfer, assignment, conveyance and delivery by Seller and its Subsidiaries of the Purchased Assets to Buyer and the rights granted to Buyer under this Agreement and the Transaction Documents, Buyer shall, at the Closing:

(a)          pay to Seller, a cash amount equal to $1,000,000 by wire transfer of immediately available funds to an account designated by Seller’s written instruction provided to Buyer at least two Business Days prior to Closing;

(b)          issue to Seller a number of Buyer Shares, rounded up to the nearest whole number, equal to (A) US$7,500,000 divided by (B) the Buyer Shares Trading Price as of the Closing Date (such Buyer Shares issued at the Closing, the “Closing Shares”), which Closing Shares shall be issued in accordance with the Lock-Up Agreement;

(c)          issue to Seller a number of Buyer Warrants equal to the number of Closing Shares (such Buyer Warrants issued at the Closing, the “Closing Warrants”), which Closing Warrants shall be issued in accordance with the Buyer Warrant Agreement; and

(d)          assume the Assumed Liabilities (items referred to in clauses (a) through (d), collectively, the “Closing Consideration”).

1.4           Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, the Assumed Liabilities. For purposes of this Agreement, the term “Assumed Liabilities” means the Liabilities and Encumbrances set forth or described in items (a) through (g) below, whether or not any such Liabilities or Encumbrances have a value for accounting purposes or are carried or reflected in or specifically referred to in Seller’s or any Affiliate of Seller’s financial statements:

(a)          any and all Liabilities arising under or pursuant to the Purchased Contracts on or after the Closing;

(b)          any and all Liabilities arising from the Products, the Transferred Customer Data and the Transferred Customer Agreements, and the designing, developing, selling, hosting, licensing, marketing, distributing, maintaining and supporting of the Products, the Transferred Customer Data and the Transferred Customer Agreements on or after the Closing;

(c)          any and all (i) Permitted Encumbrances and (ii) other Encumbrances and other obligations related to the Purchased Assets that are specifically identified in this Agreement or the Schedules hereto;

(d)          any and all Liabilities with respect to the Business or the Purchased Assets, arising on or after the Closing or otherwise from the conduct of the Business or the ownership, use, operation or maintenance of the Purchased Assets by Buyer;

(e)          any and all Liabilities arising as a result of (i) any Transferred Employee’s employment with Buyer or its Affiliates (including all Liabilities for all salary, wages, bonuses, commissions, vacation pay and paid time off, and all compensation and benefits for services provided to Buyer or its Affiliates after the Closing), and (ii) the termination of the employment of a Transferred Employee by Buyer or its Affiliates following the Closing Date;

(f)          any and all Liabilities for Transfer Taxes for which Buyer is responsible pursuant to Section 4.3(c); and

(g)          any and all Liabilities of Seller and its Affiliates with respect to the Business Social Media Accounts, Buyer Social Media Account Data or Transferred Business Social Media Account Data, in each case arising on or after the Closing or otherwise as a result of the Transactions.

1.5           Excluded Liabilities. Notwithstanding anything in Section 1.4 to the contrary, Seller and Buyer hereby expressly acknowledge and agree that the Assumed Liabilities will not include, neither Seller nor any of its Subsidiaries shall assign to Buyer pursuant to this Agreement, and Buyer shall not accept or assume or be obligated to pay, perform or otherwise assume or discharge any Liabilities of Seller or any Affiliate of Seller pursuant to or under the Excluded Liabilities. For purposes of this Agreement, the term “Excluded Liabilities” means any and all Liabilities of Seller or any of its Affiliates that do not constitute Assumed Liabilities, including any and all Liabilities set forth or described in paragraphs (a) through (g) below, in each case whether or not any such Liability has a value for accounting purposes or is carried or reflected on, or specifically referred to in, Seller’s or the applicable Affiliate’s financial statements:

(a)          any and all Liabilities to the extent arising from or incurred in connection with the Excluded Assets;

(b)          any and all Liabilities of Seller or any of its Subsidiaries for Excluded Taxes;

(c)          any and all Liabilities of Seller or any of its Subsidiaries for Transaction Expenses;

(d)          any and all Liabilities of Seller or any of its Subsidiaries to the extent arising from or incurred in connection with (i) any Seller Benefit Plan or (ii) any compensation-related or other Liabilities to the extent relating to the employment or service of any Employee with Seller or any of its Affiliates prior to Closing or the termination of service or employment of any Employee by Seller or any of its Affiliates prior to Closing;

(e)          any and all Liabilities of Seller or its Subsidiaries under or arising out of this Agreement (other than any Transfer Taxes for which Buyer is responsible pursuant to Section 4.3(c));

(f)          any and all Liabilities with respect to the Business or the Purchased Assets, arising before the Closing, or otherwise from the conduct of the Business or the ownership, use, operation or maintenance of the Purchased Assets by Seller, in each case prior to the Closing; and

(g)          any and all Liabilities of Seller and its Affiliates with respect to the Business Social Media Accounts or Transferred Business Social Media Account Data (except to the extent also constituting Buyer Social Media Account Data) arising prior to the Closing.

1.6         Non-Assignable Assets.

(a)          Neither this Agreement nor the consummation of the Transactions contemplated hereby will be construed as an attempt or agreement to sell, transfer, assign, convey or deliver any asset, property or right to Buyer or any of its Subsidiaries (provided, that this Section 1.6(a) will not affect whether any asset, property or right will, once any required consent or waiver is obtained, be deemed to be a Purchased Asset for any other purpose under this Agreement) which in each case by its terms or by Law is not transferable or assignable, as applicable, without the consent or waiver of a third party or is terminable or cancelable by a third party in the event of such a transfer or assignment without the consent or waiver of such third party, in each case unless and until such consent or waiver has been obtained (collectively, the “Non-Assignable Assets”). In no case shall “Non-Assignable Assets” include the Business Social Media Accounts.

(b)          Prior to and for six months after the Closing, Seller shall use its and shall cause its Subsidiaries to use their commercially reasonable efforts to obtain, or to cause to be obtained, any consent or waiver that is required for Seller and its Subsidiaries to sell, transfer, assign, convey and deliver the Purchased Assets to Buyer pursuant to this Agreement. Notwithstanding anything to the contrary herein, if any applicable third party to any Purchased Asset conditions its grant of a consent or waiver (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice, consent or waiver request regarding this Agreement, the payment of a consent fee or other consideration, or the provision of additional security (including a guaranty), Seller shall not be required to make, or to cause its Subsidiaries to make, any such payments or to provide any such additional security. To the extent permitted by applicable Law and the terms of and/or applicable to the applicable Non-Assignable Asset, in the event any such consent or waiver cannot be obtained prior to Closing, from the Closing and until six months after the Closing Date, (i) the Non-Assignable Assets subject thereto and affected thereby shall be held, as of and from the Closing, by Seller in trust for the benefit of Buyer, and all benefits and obligations existing thereunder will be for Buyer’s account, (ii) Buyer shall pay, perform or otherwise discharge (in accordance with the respective terms and subject to the respective conditions thereof, and in the name of Seller) all of the covenants and obligations of Seller incurred after the Closing with respect to such Non-Assignable Assets, (iii) Seller shall take or cause to be taken, subject to the second sentence of this Section 1.6(b), such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of such Non-Assignable Assets and to, using commercially reasonable efforts, effect the collection of money or other consideration that becomes due and payable under such Non-Assignable Assets, and to pay over to Buyer all money or other consideration received by it in respect of such Non-Assignable Assets, (iv) Seller shall use commercially reasonable efforts to enforce, at the request of and for the account of Buyer, any rights of Seller arising from such Non-Assignable Assets against any third party (including any Governmental Authority), including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer, and (v) Buyer and Seller shall mutually cooperate to provide any other alternative arrangements as may be reasonably required to implement the purposes of this Agreement and the Transaction Documents. If and when such consent or waiver is obtained, Seller shall, and shall cause its Subsidiaries to, sell, transfer, assign, convey and deliver such Non-Assignable Asset to Buyer or its applicable Subsidiaries for no additional consideration.

(c)          As of and from the Closing Date, Seller authorizes (and shall cause each of its applicable Subsidiaries to authorize) Buyer (and, to the extent applicable, each of its Subsidiaries), to the extent permitted by applicable Law and the terms of and/or applicable to the Non-Assignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller and its Subsidiaries under the Non-Assignable Assets.

1.7         Conveyance of Transferred Customer Data and Transferred Customer Agreements.

(a)          Notwithstanding anything to the contrary in this Agreement (including Section 1.1), the Parties acknowledge and agree that any sale, transfer, assignment, conveyance and delivery, and any purchase, acquisition and acceptance, of the Transferred Customer Data and Transferred Customer Agreements shall be subject to this Section 1.7.

(b)          As soon as practicable following the Closing Date (and in any event within two Business Days after the Closing Date), (i) Buyer will make available its own terms of service and privacy policy applicable to the Generally Available Products, through a web page for the Generally Available Products, and provide to Seller the URL for each such web page, and (ii) subject to Buyer’s compliance with the foregoing, Seller or one of its Affiliates shall send a notice, substantially in the form attached hereto as Exhibit H (the “End User Notice”), to substantially all End Users for whom Seller has an available email address. Each End User who responds to Seller that he or she opts out of the transfer of his or her Customer Data or Customer Agreement from Seller to Buyer within the deadline specified in the End User Notice, which deadline shall be no later than 30 days following the date the End User Notice is sent to End Users, is referred to as an “Opt-Out End User.” Seller shall keep written records for a period of three years setting forth a list of End Users that were sent an End-User Notice, and reasonably evidencing each applicable Opt-Out End User’s election to opt-out in accordance with this Section 1.7(b).

(c)          No later than 37 days following the date the End User Notice is sent to End Users, Seller shall deliver, or cause to be delivered, to Buyer the Transferred Customer Data, and Seller shall assign, or caused to be assigned, to Buyer the Transferred Customer Agreements, excluding in each case any Non-Transferrable Customer Material, for all End Users who were sent an End User Notice and who are not Opt-Out End Users.

1.8         Further Assurances; Further Conveyances and Assumptions. From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Subsidiaries to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to fully and effectively transfer, assign and convey unto Buyer and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be transferred, assigned or conveyed to Buyer under this Agreement and the Transaction Documents and for Buyer and its respective successors and assigns to fully and effectively assume the Assumed Liabilities under this Agreement, and to otherwise make effective the Transactions and to confirm Buyer’s title to or interest in the Purchased Assets, to put Buyer in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto, including (i) transferring back to Seller or its applicable Subsidiary any asset or liability not contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which asset or liability was transferred to Buyer at the Closing, and (ii) transferring to Buyer any asset or liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which was not transferred to Buyer at the Closing.

1.9         Bulk Sales Law. Buyer hereby waives compliance by Seller and its Subsidiaries with the requirements and provisions of any “bulk sales,” “bulk transfer” or any similar Laws of any jurisdiction, including Article 6 of the California Uniform Commercial Code, that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; provided, however, that any Liabilities arising out of the failure of Seller to comply with the requirements of any “bulk sales,” “bulk transfer” or any similar Laws of any jurisdiction will be treated as Excluded Liabilities.

1.10       Delivery of Purchased Assets. To the extent any intangible Purchased Assets will be transferred to Buyer, Seller will (a) transfer such Purchased Assets (including Software) by remote electronic communications, and without providing any storage media (e.g., flash drives or other tangible media) to Buyer in connection with the transfer, and (b) reasonably cooperate with Buyer regarding such transfer.

1.11         Social Media Accounts. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall transfer, convey and deliver to Buyer, and Buyer shall acquire and accept from Seller the username and password (the “Social Media Login Credentials”) for the social media accounts of Seller set forth on Schedule 1.11 (the “Business Social Media Accounts”) and all Transferred Business Social Media Account Data.

2.             REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions set forth in the Seller Disclosure Schedule delivered by Seller to Buyer concurrently with the execution of this Agreement (which disclosures will delineate the section or subsection to which they apply but will also qualify such other sections or subsections in this Article 2 to the extent that it is reasonably apparent (without a specific cross-reference) on its face from a reading of the disclosure items that such disclosure is applicable to such other section or subsection), Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, as follows (provided, that no representation or warranty is made with respect to the Business Social Media Accounts):

2.1         Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on the Business as currently conducted and to own or lease and operate the Purchased Assets owned or leased by it. Seller is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of the Purchased Assets or the operation or conduct of the Business requires such qualification, except where the failure to be so qualified or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Business Material Adverse Effect.

2.2         Authorization. Seller has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it will be a party and to consummate the Transactions. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it will be a party and the consummation by each of them of the Transactions have been duly authorized (i) in accordance with all necessary corporate approval requirements of Seller, and (ii) by the stockholders of Seller, in each case where required by applicable Law, and no other corporate action on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement, any Transaction Document to which it will be a party or the consummation of the Transactions.

2.3         Binding Effect. This Agreement has been duly executed and delivered by Seller and, assuming the accuracy of Buyer’s representations and warranties contained in Section 3.3, this Agreement is, and the Transaction Documents, when duly executed and delivered by Seller, will be, valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

2.4         Non-Contravention. The Transaction Documents and the Transactions, the execution, delivery and performance of this Agreement by Seller and of the Transaction Documents by Seller and, to the extent applicable, Seller’s Subsidiaries, and the consummation of the Transactions do not and will not: (i) result in a breach or violation of any provision of Seller’s certificate of incorporation or by-laws or other similar organizational documents, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any material obligation under, or give rise to a right by any party to terminate or amend its obligations under, any material Contract related to the Purchased Assets or the Assumed Liabilities to which Seller is a party or by which it is bound, or (iii) violate in any material respect any Law of any Governmental Authority having jurisdiction over Seller or the Purchased Assets.

2.5         Compliance With Laws; Litigation.

(a)          Except as set forth in Section 2.5(a) of the Seller Disclosure Schedule, with respect to the Business as conducted by Seller, Seller is in compliance with all applicable Laws to which Seller is subject, except for any noncompliance that would not reasonably be expected to have a Business Material Adverse Effect. Seller possesses all material licenses and material permits which are required in order to conduct the Business as presently conducted (for clarity, the preceding reference to “licenses” does not include licenses with respect to Intellectual Property Rights or Technology). This Section 2.5(a) does not address or otherwise encompass any intellectual property matters covered in Section 2.8.

(b)          As of the date hereof, except as set forth on Section 2.5(b) of the Seller Disclosure Schedule, (i) no Order is in effect, (ii) there is no Action or governmental investigation pending or, to Seller’s knowledge, threatened against Seller with respect to the Business or the Purchased Assets, and (iii) there is no Action by Seller pending, or that Seller intends to initiate, against any other Person, in each case that (A)(I) relates to the Purchased Assets or (II) seeks to restrain or enjoin the consummation of the Transactions and (B) has had, or would reasonably be expected to have, a Business Material Adverse Effect.

2.6         Business Employees.

(a)          Section 2.6(a) of the Seller Disclosure Schedule contains a true, correct and complete list, as of the date hereof, of all Business Employees, showing for each Business Employee, such Business Employee’s name or employee ID number, position held, service commencement date and base salary or base wage rate, target annual cash bonus opportunity as of the date specified on such list, whether such Business Employee is employed or engaged as an independent contractor, and whether or not such Business Employee has an employment agreement. None of the Business Employees is represented by a union nor is Seller party to any collective bargaining agreements or other agreements with any labor organization that apply to the Business or the Business Employees.

(b)          Except as set forth in Section 2.6(b) of the Seller Disclosure Schedule or as required by applicable Laws, the employment of each Business Employee is terminable by Seller or the applicable Subsidiary of Seller at will. To Seller’s knowledge, no Business Employee has any present intention to terminate his or her employment.

(c)          With respect to the Business Employees, there is not pending or existing, and to Seller’s knowledge there is not threatened, (i) any strike, slowdown, picketing, organized work stoppage, or other material labor dispute; (ii) any application for certification of a collective bargaining agent; or (iii) to Seller’s knowledge, any union organizing attempts.

2.7         Contracts. Seller has made available to Buyer a correct and complete copy of each written Purchase Contract and a written summary setting forth the terms and conditions of any oral Purchased Contract. Each Purchased Contract (a) is valid, binding and enforceable against Seller or the applicable Subsidiary of Seller, and, to Seller’s knowledge, the other parties thereto in accordance with its terms and is in full force and effect, and (b) the consummation of the Transactions will neither materially violate nor by their terms result in the material breach, termination, suspension of, or acceleration of any material payments with respect to, such Purchased Contract. Except as identified in Section 2.7 of the Disclosure Schedule, neither Seller nor any Subsidiary of Seller party to a Purchased Contract has received any written notice that it is in material default under or in material breach of or is otherwise materially delinquent in performance under any Purchased Contract, and, to Seller’s knowledge, (i) each of the other parties thereto has performed all material obligations required to be performed by it under, and is not in material default under, any Purchased Contract, and (ii) no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under any Purchased Contract.

2.8         Intellectual Property.

(a)          Section 2.8(a) of the Disclosure Schedule sets forth, with the application number, application date, registration/issue number, registration/issue date, title or mark, country or other jurisdiction and owner(s), as applicable, a complete and correct list of all the following Purchased Intellectual Property Rights active as of the date of this Agreement: (i) registered Trademarks and applications therefor, and (ii) Domain Names (the foregoing constituting the “Transferred Registered IP”). Other than the Transferred Registered IP, there are no registrations, or pending applications, that have been filed with any applicable Governmental Authority included in the Purchased Intellectual Property Rights. To Seller’s knowledge, the Transferred Registered IP is valid, subsisting and enforceable. No Transferred Registered IP is the subject of any pending re-examination, opposition or cancellation proceeding, other than as set forth in Section 2.8(a) of the Disclosure Schedule. Any and all renewal and maintenance fees, annuities or other fees due and payable before Closing to any Governmental Authority to maintain the Transferred Registered IP have been paid in full through Closing. There are no actions that must be taken by Seller or any of its Subsidiaries within ninety (90) days after the date of this Agreement and that are necessary to obtain, maintain, perfect, preserve or renew any Transferred Registered IP. All necessary documents, recordations and certificates in connection with the Transferred Registered IP have been filed with the relevant trademark or other authorities in the United States or other applicable foreign jurisdiction set forth on Section 2.8(a) of the Disclosure Schedule, as the case may be, for the purposes of prosecuting, perfecting and maintaining the Transferred Registered IP.

(b)          Seller or its Subsidiaries exclusively own all right, title and interest in and to the Purchased Intellectual Property Rights and Purchased Technology free and clear of any Encumbrances, other than Permitted Encumbrances; provided that the foregoing does not constitute a representation or warranty regarding infringement, dilution, misappropriation or other violation of third-party Intellectual Property Rights, and any such representation and warranty is solely as set forth in subsection (d) below. To Seller’s knowledge, all of the Purchased Intellectual Property Rights are valid and subsisting. Seller has not granted any license, covenant not to sue or title (in whole or in part) to any of the Purchased Intellectual Property Rights other than pursuant to a Contract disclosed to Buyer, licenses to customers, end users, resellers, and distributors granted directly or indirectly by Seller in the ordinary course of business, non-exclusive Patent licenses entered into by Seller, or licenses that arise as a matter of law by implication as a result of sales or other provision of Products and other products and services by Seller.

(c)          The Purchased Intellectual Property Rights are not the subject of any judgment, order, writ, injunction or decree of any Governmental Authority that would materially adversely affect the Purchased Intellectual Property Rights, and, to Seller’s knowledge, no such thing is threatened against Seller involving the Purchased Intellectual Property Rights, except for office actions and similar proceedings by the applicable Governmental Authorities in the normal course of prosecution efforts to register, issue or maintain the Transferred Registered IP.

(d)          Except as set forth on Section 2.8(d) of the Disclosure Schedule, none of the research, design, development, sale, hosting, licensing, marketing, use, distribution or support by Seller of Products, nor the use by Seller in the operation of the Business of the Purchased Intellectual Property Rights, in each case as of the Closing Date, infringes, misappropriates, or otherwise violates the Copyright rights of any other Person or, to Seller’s knowledge, infringes, dilutes, misappropriates, or otherwise violates any other Intellectual Property Rights of any other Person. Except as set forth on Section 2.8(d) of the Disclosure Schedule, there is no Action pending against Seller or, to Seller’s knowledge, threatened in writing against Seller that alleges that the Products or the Purchased Intellectual Property Rights infringe, dilute or misappropriate the Intellectual Property Rights of any third party, or alleging ownership, solely or jointly, of the Purchased Intellectual Property Rights by a third Person. Except as set forth on Section 2.8(d) of the Disclosure Schedule, to Seller’s knowledge, none of the Purchased Intellectual Property Rights is currently being materially infringed, misappropriated or otherwise violated by any Person. Neither Seller nor any of its Subsidiaries has brought any Action against any Person that remains unresolved as of the date of this Agreement alleging (i) infringement, misappropriation or other violation of any of the Purchased Intellectual Property Rights, or (ii) breach of any license, sublicense or other agreement authorizing such Person to use any Purchased Intellectual Property Rights. Neither Seller nor any of its Subsidiaries has received any written notice within the three (3) year period prior to the date of this Agreement, nor is there any pending Action, alleging that Seller or any of its Subsidiaries is obligated to indemnify any Person for alleged infringements or violations of Intellectual Property Rights relating to the Products or Purchased Intellectual Property Rights.

(e)          Any Employee who has made a material contribution to any Purchased Intellectual Property Rights has signed an agreement that provides for (i) the non-disclosure by such Person of any of Seller’s or any of its Subsidiaries’ Confidential Information exclusively related to the Business, and (ii) the irrevocable assignment by such Person to Seller or any of its Subsidiaries of all Purchased Intellectual Property Rights arising out of such Person’s employment or engagement by, or contract with, Seller or any of its Subsidiaries. Without limiting any other provision of this Agreement, to the knowledge of Seller, no Employee of Seller or its Subsidiaries owns or has any right to the Purchased Intellectual Property Rights, except for any non-assignable moral rights or other similar non-transferrable rights under applicable Law, nor has any Employee made any written assertions to Seller within the three (3) year period prior to the date of this Agreement with respect to any alleged ownership or rights thereto.

(f)           Section 2.8(f) of the Disclosure Schedule sets forth, as of the date hereof, a complete list of Third Party Components (excluding Permissive Open Source Software) and Copyleft Software embedded in the Products. For the Copyleft Software embedded in the Products as of the date hereof, Section 2.8(f) of the Disclosure Schedule identifies (i) the Product that embeds the Copyleft Software, (ii) whether any modification to such Copyleft Software, as embedded in such Product, was made by or for Seller or any of its Subsidiaries; (iii) the name and version number of the applicable license agreement for each such item of Copyleft Software; and (iv) the manner in which such Copyleft Software is embedded in each Product. Except as set forth on Section 2.8(f) of the Disclosure Schedule, neither the Seller nor any of its Subsidiaries has used Open Source Software in any manner that would: (A) require the disclosure or distribution of any Purchased Intellectual Property Rights or Products in source code form; (B) require the licensing of any Purchased Intellectual Property Rights or Products for the purpose of making derivative works; or (C) impose any restriction on the consideration to be charged for the distribution of any Purchased Intellectual Property Rights or Products.

(g)          As of the date hereof, except as set forth on Section 2.8(g) of the Disclosure Schedule, neither Seller nor any of its Subsidiaries, nor, to Seller’s knowledge, any other Person acting on their behalf, has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure, delivery or licensing to any Person of, any Source Code for any Software included in the Purchased Technology (excluding any Source Code for any Open Source Software) except for disclosures to (i) escrow agents, or (ii) Employees under binding agreements that prohibit the disclosure thereof and prohibit the use thereof except in the performance of services to Seller or any Subsidiary thereof. None of Seller or any of its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the Source Code for any Purchased Technology to any escrow agent or other Person as a result of the consummation of this Agreement.

(h)          Seller has in place appropriate processes and procedures for discovering and correcting bugs, defects or errors that materially and adversely affect the use, functionality or performance of the Products or Purchased Technology and, to Seller’s knowledge, has corrected or is in the process of correcting all such bugs, defects and errors. Seller and, to the extent applicable, its Subsidiaries have taken commercially reasonable measures designed to prevent the introduction of computer viruses, unauthorized disabling mechanisms, worms, unauthorized software locks, drop dead devices, Trojan horse routines, trap doors or time bombs (“Contaminants”) into the Products or Purchased Technology. Seller and its Subsidiaries have taken commercially reasonable steps designed to protect the Purchased Assets from Contaminants and other loss or impairment. To the knowledge of Seller, there have been no unauthorized intrusions or breaches of the security of the Purchased Assets that that have had, individually or in the aggregate, a Business Material Adverse Effect.

(i)          Seller has complied and is compliance in all material respects with all (i) applicable Laws relating to the rights of any Person with respect to Personal Information contained in the Purchased Assets, including applicable Laws relating to the collection, storage, use, security and transfer of such Personal Information, and (ii) public-facing privacy or data security policies adopted by Seller applicable to such Purchased Assets. To the knowledge of Seller, no Actions are pending or have been threatened in writing with respect to Seller’s receipt, collection, use, storage, processing, disclosure or disposal of Personal Information contained in the Purchased Assets.

(j)          No Purchased Contract contains (i) any non-compete or other material restriction on the scope of the Business that would bind Buyer, or (ii) any term that would grant rights or access to, or the placement in or release from escrow of, any Source Code or other Intellectual Property Rights, in each case as a result of the assignment of such Purchased Contract to Buyer or the consummation of the transactions contemplated by this Agreement.

(k)          Seller has taken reasonable steps to protect its rights in any Confidential Information that constitutes Purchased Intellectual Property Rights and that Seller in its reasonable business judgment desired to keep confidential, including maintaining a policy requiring that all employees, consultants and independent contractors who have access to any such Confidential Information enter into nondisclosure agreements requiring the protection of such Confidential Information.

2.9          Taxes.

(a)          Seller has paid all Taxes (including penalties and interest) in connection with the operation of the Business and the ownership of the Purchased Assets, with respect to all Tax periods ending on or prior to the Closing Date, that were due and payable prior to the date hereof.

(b)          There are no Encumbrances for Taxes upon the Purchased Assets, except for Permitted Encumbrances. There are no pending or, to the knowledge of Seller, threatened audits, examinations or similar proceedings for the assessment or collection of Taxes against Seller or any of its Subsidiaries that could reasonably be expected to result in a Tax lien on the Purchased Assets.

(c)          None of the Purchased Assets is a “United States real property interest” within the meaning of Section 897(c)(1) of the Code.

(d)          The representations and warranties set forth in this Section 2.9 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

2.10       Financial Statements. Seller has made available prior to the date hereof to Purchaser the unaudited, unreviewed statement of income of the Business for each fiscal quarter of the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 (collectively the “Unreviewed Financial Statements”). The Unreviewed Financial Statements are accurate in all material respects and present fairly the financial condition of the Business as of such dates and the results of operations of the Business for such periods. The Unreviewed Financial Statements have been prepared in accordance with GAAP (except that the Unreviewed Financial Statements do not have notes thereto), were prepared with the best reasonably available information and are based on reasonable assumptions regarding the historical activity of the Business.

2.11       Title to Purchased Assets. Seller has good and valid title to, a valid leasehold interest in, or a valid license to use, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

2.12       Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based on arrangements made by or on behalf of Seller.

2.13       No Other Representations or Warranties. Except for the representations and warranties contained in this Article 2, none of Seller, any Affiliate of Seller or any other Person makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by Seller or an Affiliate of Seller, or any of their respective Representatives, with respect to the execution and delivery of this Agreement or any Transaction Document, any of the Transactions, the Purchased Assets, the Assumed Liabilities or the Business, notwithstanding the delivery or disclosure to Buyer or its Representatives of any documentation or other information with respect to one or more of the foregoing. Notwithstanding anything to the contrary contained herein, no representation or warranty contained in this Article 2 is intended to, or does, cover or otherwise pertain to any assets that are not included in the Purchased Assets or any Liabilities that are not included in the Assumed Liabilities.

2.14         Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedule to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3.             REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and Seller Subsidiary, as of the date of this Agreement and as of the Closing Date, as follows:

3.1           Organization and Qualification.

(a)          Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease and operate its properties. Buyer is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of its assets or the operation or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Transaction Documents.

(b)          Each of Buyer’s Subsidiaries is duly organized, validly existing and in good standing (in any jurisdiction that recognizes such concept) under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease and operate its assets owned or leased by it. Each of Buyer’s Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of its assets or the operation or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Transaction Documents.

3.2         Capitalization.

(a)          The outstanding shares of capital stock of Buyer have been, and the Buyer Securities when issued will be, duly authorized and validly issued and are (or, with respect to Buyer Securities, will be when issued) fully paid and non-assessable. None of the outstanding shares of capital stock of Buyer were issued, and none of the Buyer Securities will be issued, in violation of the preemptive or other similar rights of any securityholder of Buyer. Except for the 49,613,144 Buyer Shares issued and outstanding as of the date hereof, the Buyer Securities and as otherwise described in or expressly contemplated by the Buyer SEC Documents, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in Buyer, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of Buyer, any such convertible or exchangeable securities or any such rights, warrants or options. Except for restrictions on transfer under the Lock-Up Agreement and the Buyer Warrant Agreement, and under applicable state and federal securities laws, the Buyer Securities will be free of any restrictions on transfer and will be issued in compliance with all applicable federal and state securities laws. The Buyer Shares issuable upon exercise of the Closing Warrants have been duly reserved for issuance, and upon issuance, will be duly authorized, validly issued and fully paid and non-assessable, and will be issued in compliance with all applicable federal and state securities laws.

(b)          Except as set forth in the Buyer SEC Documents, there are no persons with registration rights or other similar rights to have any securities registered for sale pursuant to a registration statement or otherwise registered for sale or sold by Buyer.

3.3         Authorization. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to effect the Transactions and the execution, delivery and performance of this Agreement and the Transaction Documents have been duly authorized by all requisite corporate action.

3.4         Binding Effect. This Agreement has been duly executed and delivered by Buyer and assuming the accuracy of Seller’s representations and warranties contained in Section 2.3, this Agreement is, and the Transaction Documents when duly executed and delivered by Buyer will be, valid and legally binding obligations of Buyer, enforceable against it in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

3.5         Non-Contravention.

(a)          The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer and the consummation of the Transactions do not and will not: (i) result in a breach or violation of any provision of Buyer’s certificate of incorporation or by-laws, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any material Contract to which Buyer is a party or by which it or its assets or properties are bound, or (iii) violate any Law of any Governmental Authority having jurisdiction over Buyer or any of its properties, other than in the case of clauses (ii) and (iii), any such violations, breaches, defaults, accelerations or cancellations of obligations or rights that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Transaction Documents.

(b)          No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Buyer in connection with the execution and delivery of this Agreement and the Transaction Documents or the consummation of the Transactions by Buyer, except for any such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Transaction Documents.

3.6         SEC Reports and Financial Statements.

(a)          A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Buyer with the SEC since January 1, 2016 and prior to the date of this Agreement hereof (the “Buyer SEC Documents”) is available on the website maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Buyer SEC Document.

(b)          The financial statements of Buyer included in the Buyer SEC Documents (the “Buyer Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except for any preparation of non-GAAP measures) and fairly presented the consolidated financial position of Buyer and its consolidated subsidiaries as of the respective dates thereof (or, if amended, complied as of the date reflected in such amendment) and the consolidated results of Buyer’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments). The supporting schedules, if any, present fairly in all material respects in accordance with GAAP the information required to be stated therein.

3.7         Buyer Securities. The Buyer Securities have been duly authorized for issuance and sale to Seller pursuant to this Agreement and, when issued and delivered by Buyer pursuant to this Agreement against the consideration set forth herein, will be validly issued and fully paid and non-assessable. The issuance of the Buyer Securities is not subject to the preemptive or other similar rights of any securityholder of Buyer other than those rights that have been disclosed in the Buyer SEC Documents and have been waived. The capital stock of Buyer conforms in all material respects to all statements relating thereto contained in this Agreement and in the Buyer SEC Documents. No holder of securities of Buyer will be subject to personal liability solely by reason of being such a holder. Neither Buyer nor any Affiliate of Buyer has taken, nor will Buyer or any Affiliate take, directly or indirectly, any action which is designed, or would reasonably be expected, to cause or result in, or which constitutes, the stabilization or manipulation of the price of any security of Buyer to facilitate the sale or resale of the Buyer Securities.

3.8         Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer or any Subsidiary of Buyer.

3.9         Absence of Labor Dispute. No labor dispute with the employees of Buyer or any of its Subsidiaries exists or, to the knowledge of Buyer, is imminent, and Buyer has no knowledge of any existing or imminent labor dispute by the employees of any of its principal suppliers, manufacturers, customers or contractors.

3.10       Absence of Proceedings. Except as disclosed in the Buyer SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Authority now pending or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries, which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Transaction Documents.

3.11       Possession of Licenses and Permits. Buyer and each of its Subsidiaries possesses such Governmental Permits issued by the appropriate Governmental Authorities necessary to conduct the business now operated by them, except where the failure so to possess would not reasonably be expected to, singly or in the aggregate, result in a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Transaction Documents. Buyer and each of its Subsidiaries is in compliance with the terms and conditions of all Governmental Permits and, to Buyer’s knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or result in any other material impairment of the rights of the holder of any Government License, except where the failure so to comply would not reasonably be expected to, singly or in the aggregate, result in a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Transaction Documents. All of the Governmental Permits are valid and in full force and effect. Neither Buyer nor any of its Subsidiaries (a) has received notice of any ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any U.S. or non-U.S. Governmental Authority or third party alleging that any product, operation or activity is in violation of any Governmental Permits and has no knowledge that any such Governmental Authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (b) has received notice that any Governmental Authority has taken, is taking or intends to take regulatory action, and has no knowledge that any Governmental Authority is considering such action; and (c) is a party to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, or similar agreements, or has any reporting obligations pursuant to any such agreement, plan or correction or other remedial measure entered into with any Governmental Authority.

3.12       Title to Property. Buyer and each of its Subsidiaries has good and marketable title to all real property owned by it and good title or valid leases to all personal property owned by it, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances (except for customary easements and rights of way) of any kind except such as (A) are described in the Buyer SEC Documents or (B) do not, singly or in the aggregate, materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Buyer and its Subsidiaries; and all of the leases and subleases material to the business of Buyer and that of its Subsidiaries and under which Buyer or any of its Subsidiaries holds properties described in the Buyer SEC Documents, are in full force and effect, and neither Buyer nor any of its Subsidiaries has received any written notice of any material claim of any sort that has been asserted by anyone adverse to the rights of Buyer or any of its Subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Buyer or any of its Subsidiaries to the continued possession of the leased or subleased premises under any such lease or sublease.

3.13       Possession of Intellectual Property Rights. Except as would not reasonably be expected to have a Buyer Material Adverse Effect, (a) the Buyer and each of its Subsidiaries own all right, title and interest in, or otherwise have the right to use, all Intellectual Property Rights that are necessary for, used or held for use in, or otherwise exploited in connection with, the conduct of the business now operated by them and any business proposed to be operated by them, (b) to Buyer’s knowledge, neither the Buyer nor any of its Subsidiaries is infringing, diluting, misappropriating or otherwise violating the Intellectual Property Rights of any Third Party, (c) no Action is pending, or to the Buyer’s knowledge is threatened, against Buyer or any of its Subsidiaries, alleging that the Buyer or any of its Subsidiaries is infringing, diluting, misappropriating or otherwise violating the Intellectual Property Rights of any Third Party, and (d) no Action is pending, or to the Buyer’s knowledge is threatened, against Buyer or any of its Subsidiaries, challenging the validity, enforceability, scope, registration, ownership or use of any Intellectual Property Rights of the Buyer or any of its Subsidiaries (with the exception of office actions by the applicable Governmental Authorities in the normal course of prosecution efforts to register or issue such Intellectual Property Rights).

3.14       Environmental Laws. Except as described in the Buyer SEC Documents or would not reasonably be expected to, singly or in the aggregate, result in a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Transaction Documents, (A) neither Buyer nor any of its Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) Buyer and each of its Subsidiaries has all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with their requirements, (C) there are no pending or, to the knowledge of Buyer, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against Buyer or any of its Subsidiaries and (D) to the knowledge of Buyer, there are no existing events, conditions or facts that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or Governmental Authority, against or affecting Buyer or any of its Subsidiaries relating to Hazardous Materials or any Environmental Laws.

3.15       Disclosure Controls. Except as described in the Buyer SEC Documents, Buyer maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the 1934 Act) that complies with the requirements of the 1934 Act and that has been designed to ensure that information required to be disclosed by Buyer in reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure.

3.16       Accounting Controls.

(a)          Except as described in the Buyer SEC Documents, Buyer maintains effective internal control over financial reporting (as defined under Rule 13a-15 and 15d-15 of the 1934 Act Regulations) and a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) the interactive data in eXtensible Business Reporting Language incorporated by reference in the Buyer SEC Documents fairly presents the information called for in all material respects and is prepared in accordance with the SEC’s rules and guidelines applicable thereto. Except as described in the Buyer SEC Documents, since the end of Buyer’s most recent audited fiscal year, there has been (1) no material weakness in Buyer’s internal control over financial reporting (whether or not remediated) and (2) no change in Buyer’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Buyer’s internal control over financial reporting.

(b)          There is and has been no material failure on the part of Buyer or, to the knowledge of Buyer, any of Buyer’s directors or officers, in their capacities as such, to comply with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans.

3.17       Payment of Taxes. All Tax Returns required to be filed by or on behalf of Buyer and each of its Subsidiaries have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed and all such Tax Returns are true, complete and correct in all material respects. All Taxes owed by Buyer and each of its Subsidiaries or for which Buyer and its Subsidiaries are liable that are or have become due (whether or not shown on any Tax Return) have been timely paid in full. Except as disclosed in the Buyer SEC Documents, the charges, accruals and reserves on the books of Buyer in respect of any Tax Liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional Tax for any years not finally determined, except to the extent of any inadequacy that would not reasonably be expected to result in a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Transaction Documents.

3.18       Insurance. Buyer carries or is entitled to the benefits of insurance, with reputable insurers, in such amounts and covering such risks as is reasonably prudent and customary in the businesses in which it is engaged, and all such insurance is in full force and effect. Buyer has no reason to believe that it will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Transaction Documents. Buyer has not been denied the issuance of any material insurance policies which it has sought or for which it has applied in the prior three years, except for any applications still pending.

3.19       Investment Company Act. Buyer is not required, and upon the issuance and sale of the Buyer Securities as herein contemplated and the application of the net proceeds therefrom as described in the Buyer SEC Documents will not be required, to register as an “investment company” under the Investment Company Act of 1940, as amended.

3.20       Affiliate Transactions. There are no business relationships or related-party transactions involving Buyer, any of its Subsidiaries or any other person required to be described in the Buyer SEC Documents which have not been described as required.

3.21       No Shell Company. Buyer is not, nor for a period of at least twelve (12) months prior to the date hereof, has been, a “shell company,” as such term is defined in paragraph (i)(1)(i) of Rule 144 of the 1933 Act or Rule 12b-2 of the Exchange Act of 1934, the effect of which would prevent Seller from selling the Closing Shares without restriction pursuant to Rule 144.

3.22       No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, none of Buyer, any Affiliate of Buyer or any other Person makes any representations or warranties, and Buyer hereby disclaims any other representations or warranties, whether made by Buyer or an Affiliate of Buyer, or any of their respective Representatives, with respect to the execution and delivery of this Agreement or any Transaction Document, or any of the Transactions, notwithstanding the delivery or disclosure to Seller or its Representatives of any documentation or other information with respect to one or more of the foregoing.

3.23       Full Disclosure. No representation or warranty by Buyer in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

4.            CERTAIN COVENANTS

4.1         Access and Information. Seller shall, and shall cause its Subsidiaries to, upon reasonable prior written notice from Buyer, provide Buyer and its Representatives with reasonable access during Seller’s or the applicable Subsidiary’s normal business hours throughout the period prior to the Closing to Seller’s or the applicable Subsidiary’s properties, books, contracts, commitments, reports of examination and records directly related to the Business, the Purchased Assets and the Assumed Liabilities, except in each case for personnel and medical records. Seller shall assist Buyer in making such investigation and shall cause its Representatives to be reasonably available to Buyer for such purposes.

4.2         Conduct of the Business. From and after the execution and delivery of this Agreement and until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as otherwise contemplated by this Agreement or identified on Section 4.2 of the Seller Disclosure Schedule or as Buyer otherwise consents to in writing (which consent will not be unreasonably withheld), Seller shall, and shall cause each of its applicable Subsidiaries to, in each case with respect to the Purchased Assets, the Assumed Liabilities and the Business:

(a)          carry on the Business in the ordinary course of business, and use commercially reasonable efforts to keep intact the Business, keep available the services of the Transferred Employees and preserve the relationships of the Business with customers, suppliers, licensors, licensees, distributors and others that have a business relationship with the Business;

(b)          except as set forth in Section 4.2 of the Seller Disclosure Schedule, not license any Purchased Intellectual Property Rights to any Third Party except for non-exclusive, Object Code licenses granted to customers and end users in the ordinary course of business consistent with past practice;

(c)          (i) not terminate or materially extend or materially modify any material Purchased Contract (or enter into any new agreement of such type), and (ii) continue the performance of its obligations under all Purchased Contracts and other obligations to be included as part of the Purchased Assets and Assumed Liabilities; and

(d)          not enter into any agreement or commitment to do any of the foregoing.

4.3         Tax Matters.

(a)          Within 120 days after the Closing Date, Buyer shall prepare and deliver to Seller an allocation of the Closing Consideration among the Purchased Assets in accordance with Section 1060 of the Code (and any similar provision of state, local or foreign Law, as appropriate) (such allocation, the “Allocation”). Buyer shall consider in good faith any comments of Seller with respect to the Allocation, and the Allocation shall not become final and binding on the Parties without Seller’s prior written approval (which approval shall not be unreasonably conditioned, delayed or withheld). Buyer and Seller shall, and shall cause their respective Affiliates to, (i) file all Tax Returns (including Internal Revenue Service Form 8594) in a manner consistent with the Allocation and (ii) not take any position for Tax purposes, whether in the course of any Tax audit or otherwise, inconsistent with the Allocation, unless otherwise required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code. In the event that there are subsequent adjustments to the Closing Consideration pursuant to the terms of this Agreement, the Allocation shall be revised to reflect such adjustment in a manner consistent with the principles of this Section 4.3(a).

(b)          To the extent relevant to the Purchased Assets, each Party shall provide the other with such information as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any Taxing Authority or in connection with judicial or administrative proceedings relating to any liability for Taxes.

(c)          Buyer and Seller shall each be responsible for fifty percent (50%) of any and all applicable sales, use, transfer, excise, value added, registration, stamp, recording, documentary, conveyancing or similar Taxes incurred in connection with the sale, purchase or transfer of the Purchased Assets contemplated by this Agreement (collectively, “Transfer Taxes”). The Parties shall use commercially reasonable efforts to minimize Transfer Taxes, if any, arising out of or relating to the Transactions contemplated by this Agreement, including by providing each other with any appropriate resale exemption certifications and other similar documentation or by Buyer accepting delivery of software assets from Seller by electronic transmission. The Party required by applicable Law to file any necessary Tax Returns and other documentation with respect to such Transfer Taxes shall, at its own expense, file such Tax Returns and other documentation and pay such Transfer Taxes, and the non-filing Party shall promptly reimburse such filing Party for its share of such Transfer Taxes. If required by applicable Law, the Parties shall join in the execution of any such Tax Returns and other documentation.

4.4         Business Employees.

(a)          Prior to the Closing Date, Buyer shall make (and not rescind or adversely modify) offers of employment, contingent upon the Closing, to the Business Employees set forth on Schedule 4.4 (including those absent due to vacation, holiday, illness or approved leave of absence under Seller leave policies but excluding any Business Employees on long-term disability). Such offers of employment will be substantially in the form provided to Seller prior to the Closing Date. Prior to the Closing, Buyer and its Subsidiaries will be permitted to approach any Business Employee about the terms and conditions of such offer, upon advance notification to Seller and with Seller’s consent in writing thereto (which consent will not unreasonably be withheld). All offers of employment to each Business Employee shall comply with applicable Law. Effective as of the day after the Closing Date (the “Start Date”), Buyer or one of its Subsidiaries shall hire and employ each Business Employee who accepts the offer of employment extended to such Business Employee pursuant to this Section 4.4(a). Business Employees who, on or prior to the Closing Date, accept Buyer’s offer of employment are referred to as “Transferred Employees.” Each Transferred Employee’s employment with Buyer will be effective as of the Start Date, except that the employment of individuals on approved short-term leave of absence on the Start Date will become effective as of the date after the Closing Date they present themselves for work with Buyer if such date occurs within six months following the Closing or at such later date as may be required by applicable Law or permitted under the offer.

(b)          Seller and Buyer intend that the Transactions will not constitute a severance of employment of any Transferred Employee prior to or on Closing, or thereafter in connection with the Start Date, and that such employees will have continuous and uninterrupted employment immediately before and immediately after the Closing Date. The Parties agree to cooperate in good faith to determine whether any notification may be required under the WARN Act or any equivalent state or local Laws (collectively, “WARN”) as a result of the Transactions. Buyer will indemnify and hold Seller harmless from any Liabilities that arise under WARN as a result of Buyer’s actions or omissions with respect to Transferred Employees on or after the Closing Date. Seller will indemnify and hold Buyer harmless from any Liabilities that arise under WARN with respect to any Business Employee whose service is terminated or as to whom notice of termination is provided prior to the Closing Date.

(c)          Nothing contained in this Section 4.4, whether express or implied, will be construed to (i) confer upon any Person any rights to employment or continued employment or any term or condition of employment for any period with Seller or Buyer, (ii) establish, amend or modify any Seller Benefit Plan, (iii) limit the ability of Seller, Buyer or any of their respective Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract or arrangement at any time assumed, sponsored, maintained or contributed to by any of them, or (iv) confer upon any Person who is not a Party, including any Business Employee, any rights or remedies of any nature whatsoever (including any third-party beneficiary rights under this Agreement) under or by reason of this Section 4.4.

4.5         Commercially Reasonable Efforts. Without limiting either Party’s other obligations hereunder, upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority, (iii) the obtaining of all necessary consents, approvals or waivers from Third Parties, and (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, any Transaction Document or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.

4.6         Contacts with Suppliers and Customers. From the date hereof until the Closing, without the prior consent of Seller, Buyer shall not contact any suppliers to, or customers of, the Business in connection with or pertaining to any subject matter of this Agreement or the Transaction Documents. In contemplation of the Closing, Seller and Buyer agree to cooperate in contacting any suppliers to, or customers of, the Business in connection with or pertaining to any subject matter of this Agreement or the Transaction Documents, as and to the extent requested by Buyer or Seller.

4.7         No Negotiation or Solicitation of Competing Transactions. From the date hereof until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, Seller and its Subsidiaries will not, directly or indirectly through any Affiliate or representative, solicit, initiate, or encourage inquiries or proposals with respect to, furnish any information relating to, participate in any negotiations or discussions concerning, or cooperate in any manner relating to, the acquisition by any Person (other than Buyer) of any material portion of the assets of the Purchased Assets by any means (any such other acquisition or transaction, a “Competing Transaction”) or (ii) enter into any agreement with any Person (other than Buyer) providing for a Competing Transaction.

4.8         Record Retention. Except as set forth in Section 4.3(b), each Party agrees, on behalf of itself and its controlled Affiliates, that it shall maintain its books and records relating to the Purchased Assets or the Assumed Liabilities in accordance with its bona fide records retention policy.

5.            CONFIDENTIAL NATURE OF INFORMATION

5.1         Confidentiality Agreement. Buyer and Seller agree that the Confidentiality Agreement will continue to apply to all Confidential Information; provided, however, that the Confidentiality Agreement will terminate as of the Closing and will be of no further force and effect thereafter with respect to Confidential Information that is assigned to Buyer as part of the Purchased Assets.

5.2         Seller’s Confidential Information.

(a)          Except as provided in Section 5.2(b), after the Closing and for a period of three (3) years following the Closing Date, Buyer agrees that it will not, directly or indirectly, use or disclose, disseminate or otherwise publish, any of Seller’s or its Affiliates’ Confidential Information other than to Buyer’s Representatives who need to know such Confidential Information for purposes of this Agreement and the Transactions (provided that any of Seller’s or its Affiliate’s Trade Secrets, including technical designs, customer data, source code and protocols (including documents and other embodiments of such information) shall be deemed and treated as Confidential Information under this Agreement for as long as such information continues to be protectable as trade secret information under applicable Law), except for such Confidential Information that is assigned to Buyer as part of the Purchased Assets (such Confidential Information, “Purchased Confidential Information”).

(b)          Notwithstanding the foregoing, such Confidential Information will not be deemed confidential and Buyer shall have no obligation with respect to any such Confidential Information that Buyer can demonstrate with written records:

(i)          was in Buyer’s possession before receipt from Seller or Seller’s Affiliates or Representatives (provided that it was not obtained from a source known by Buyer to be prohibited from disclosing such information to Buyer by a contractual, legal or fiduciary obligation);

(ii)         is or becomes a matter of public knowledge through no fault of Buyer or its Affiliates or Representatives;

(iii)        is rightfully received by Buyer from a Third Party without a contractual, legal or fiduciary duty of confidentiality;

(iv)        is independently developed by employees of Buyer who have not had access to Confidential Information;

(v)         is disclosed under operation of Law, provided that Buyer will use reasonable efforts to provide Seller with prompt written notice of any such requirement in order to enable Seller to seek an appropriate protective order or other remedy, and that Buyer will disclose only such information as is legally required and will use reasonable efforts to obtain confidential treatment for any Confidential Information that is so disclosed; or

(vi)        is disclosed by Buyer with Seller’s prior written approval.

5.3         Buyer’s Confidential Information.

(a)          Except (i) as provided in Section 5.3(b) and (ii) with respect to Purchased Confidential Information, as necessary to perform its obligations under this Agreement and the Transaction Documents or to enforce its rights hereunder or thereunder or to defend against allegations of breach hereof or thereof, after the Closing Date and for a period of three (3) years thereafter, Seller agrees that it will not use or disclose, disseminate or otherwise publish, any of Seller’s or its Affiliates’ Confidential Information, other than to Buyer’s Representatives who need to know such Confidential Information for purposes of this Agreement or the Transactions.

(b)          Notwithstanding the foregoing, such Confidential Information will not be deemed confidential and Seller shall have no obligation with respect to any such Confidential Information that Buyer can demonstrate with written records:

(i)          is or becomes a matter of public knowledge through no fault of Seller; or

(ii)         is rightfully received by Seller from a Third Party without a duty of confidentiality;

(iii)        is disclosed under operation of Law, provided that Seller will use reasonable efforts to provide Buyer with prompt written notice of any such requirement in order to enable Buyer to seek an appropriate protective order or other remedy, and that Seller will disclose only such information as is legally required and will use reasonable efforts to obtain confidential treatment for any Confidential Information that is so disclosed; or

(iv)        is disclosed by Seller with Buyer’s prior written approval.

(c)          Notwithstanding any provision in this Agreement to the contrary, for the purposes of this Section 5.3, Confidential Information does not include Residual Information. “Residual Information” means generic or peripheral knowledge and experience, ideas and concepts retained in the unaided memories of individuals associated with Seller.

5.4         Public Statements; Confidential Nature of this Agreement and Transaction Documents.

(a)          As soon as practicable after the signing of this Agreement, Seller and Buyer shall prepare a mutually agreeable release announcing the transaction contemplated hereby. Except for such press release, neither Seller nor Buyer shall, without the approval of the other, make any press release or other public announcement concerning the subject matter of this Agreement or any of the other Transaction Documents, or the terms and conditions hereof or thereof, including, if applicable, the termination of this Agreement and the reasons therefor or any disputes or arbitration proceedings hereunder or thereunder, except as and to the extent that any such Party shall be so obligated by Law, in which case the other Party will be advised and the Parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing will not apply to communications or disclosures necessary to comply with accounting rules, stock exchange or market rules or federal securities or labor relations Law disclosure obligations.

(b)          Except to the extent that disclosure thereof is required under accounting rules, stock exchange or market rules, or federal securities or labor relations Laws disclosure obligations, each of Seller and Buyer agree that the terms and conditions of this Agreement and the Transaction Documents, and all schedules, attachments and amendments hereto and thereto will be considered Confidential Information protected under this Article 5. Notwithstanding anything in this Article 5 to the contrary, (a) in the event that any such Confidential Information is also subject to a limitation on disclosure or use contained in another written agreement between Buyer and Seller or either of their respective Affiliates that is more restrictive than the limitation contained in this Article 5, then the limitation in such agreement will supersede this Article 5, and (b) the restrictions on confidentiality set forth in any Transaction Document will supersede this Article 5 for the information subject thereto.

6.            CLOSING

At the Closing, the following transactions will take place:

6.1           Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a)          each of the following Transaction Documents, dated as of the Closing Date, duly executed by Seller and, where applicable, a Subsidiary of Seller:

(i)          the Assignment and Assumption Agreement and Bill of Sale;

(ii)         the Domain Name Assignment;

(iii)        the Intellectual Property License Agreement;

(iv)        the Trademark Assignment Agreement;

(v)         the Transition Services Agreement;

(vi)        the Lock-Up Agreement;

(vii)       the Registration Rights Agreement; and

(viii)      the Advertising Representative Agreement.

(b)          a certificate of Seller, dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Sections 7.2(a) and 7.2(b) (the “Seller Closing Certificate”); and

(c)          a certificate certifying that Seller is not a “foreign person” for purposes of Section 1445 of the Code.

6.2         Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

(a)          the Closing Consideration as provided in Section 1.3;

(b)          each of the following Transaction Documents, dated as of the Closing Date, duly executed by Buyer:

(i)          the Assignment and Assumption Agreement and Bill of Sale;

(ii)         the Domain Name Assignment;

(iii)        the Intellectual Property License Agreement;

(iv)        the Trademark Assignment Agreement;

(v)         the Transition Services Agreement;

(vi)        the Lock-Up Agreement;

(vii)       the Registration Rights Agreement; and

(viii)      the Advertising Representative Agreement.

(c)          a certificate of Buyer, dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Sections 7.3(a) and 7.3(b) (the “Buyer Closing Certificate”).

6.3         Closing Date. The Closing will take place at the offices of Morrison & Foerster LLP, San Francisco, California at 10:00 a.m. local time within three (3) Business Days following the date on which the last of the conditions specified in Article 7 to be satisfied or waived has been satisfied or waived (excluding conditions that, by the terms, are not expected to be satisfied until the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other place or time or on such other date as Seller and Buyer may agree upon in writing (such date and time being referred to herein as the “Closing Date”).

6.4         Contemporaneous Effectiveness. All acts and deliveries prescribed by this Article 6, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

7.            CONDITIONS PRECEDENT TO CLOSING

7.1         General Conditions. The respective obligations of Buyer and Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

(a)          No Governmental Authority will have enacted, issued or promulgated any Law or Order that has the effect of rendering the Transactions, or the Parties’ performance under this Agreement or the Transaction Documents, illegal or otherwise prohibits or otherwise restrains the consummation of the Transactions or the Parties’ performance under this Agreement or any of the Transaction Documents.

(b)          No Action brought by a Governmental Authority will be pending before any Governmental Authority pursuant to which an unfavorable Order in respect thereof would (1) prevent the performance of this Agreement or the consummation of any of the Transactions or declare unlawful any of the Transactions, (2) cause any of the Transactions to be rescinded following consummation, or (3) materially and adversely affect the right of Buyer to own the Purchased Assets or operate the Business, and no such Order will have been issued or granted or be in effect.

7.2         Conditions Precedent to Buyer’s Obligations. The obligations of Buyer to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Buyer:

(a)          The representations and warranties of Seller contained in this Agreement or in any schedule, certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all respects (without regard to any qualifications therein as to materiality, or material adverse effect) both when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date; provided, however, that this condition will be deemed satisfied unless the failure of any such representations and warranties to be true and correct, individually or in the aggregate, at and as of the dates set forth above, has had or would reasonably be expected to have a Material Adverse Effect.

(b)          Seller shall have executed and delivered or cause to be executed and delivered all of the documents required under Section 6.1 and shall have otherwise performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it or any of its Subsidiaries prior to or at the Closing, including duly executing and delivering the Transaction Documents.

(c)          No Business Material Adverse Effect shall have occurred since the date of this Agreement.

7.3         Conditions Precedent to Seller’s Obligations. The obligations of Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Seller:

(a)          The representations and warranties of Buyer contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all respects (without regard to any qualifications therein as to materiality, or material adverse effect) both when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date; provided, however, that this condition will be deemed satisfied unless the failure of any such representations and warranties to be true and correct, individually or in the aggregate, at and as of the Closing Date has had or would reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Transaction Documents.

(b)          Buyer shall have executed and delivered all of the documents required under Section 6.2 and shall have otherwise performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it or any of its Subsidiaries prior to or at the Closing, including duly executing and delivering the Transaction Documents.

(c)          No Buyer Material Adverse Effect shall have occurred since the date of this Agreement.

8.            POST-CLOSING INDEMNIFICATION

8.1           Survival. If the Transactions are consummated, (a) the representations and warranties of Buyer set forth in this Agreement and in the Buyer Closing Certificate (other than the Buyer Fundamental Representations) will survive the Closing and remain in full force and effect until 11:59 p.m. (Pacific Time) on the date that is 18 months following the Closing Date, (b) the representations and warranties of Seller set forth in this Agreement or in the Seller Closing Certificate (other than the Seller Fundamental Representations) will survive the Closing and remain in full force and effect until 11:59 p.m. (Pacific Time) on the date that is 18 months following the Closing Date, and (c) the Fundamental Representations will survive the Closing and remain in full force and effect until the expiration of all applicable statutes of limitations or extensions thereof (the periods referred to in clauses (a), (b) and (c), the “Survival Period”); provided, however, that in the event that any Indemnified Party delivers a Claim Certificate to a Party setting forth a claim for indemnification, compensation or reimbursement under this Article 8 in respect of a breach of a representation or warranty of a Party set forth in this Agreement or in any certificate delivered by or on behalf of a Party pursuant to the terms of this Agreement prior to the expiration of the applicable Survival Period, then such representation or warranty will survive the expiration of the applicable Survival Period and remain in full force and effect solely with respect to such claim until the final resolution thereof. It is the express intent of the Parties that, if the applicable survival period for an item contemplated by this Section 8.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item will be reduced to the shortened survival period contemplated herein. The covenants herein of the Parties will survive until they terminate in accordance with their terms; provided, however, that in the event that any Indemnified Party shall deliver a Claim Certificate to a Party setting forth a claim for indemnification, compensation or reimbursement under this Article 8 in respect of any non-fulfillment or breach of a covenant of a Party prior to the expiration of the applicable covenant, then such covenant will survive and remain in full force and effect solely with respect to such claim until the final resolution thereof.

8.2         Indemnification.

(a)          Subject to the limitations set forth in this Article 8, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its Subsidiaries and their respective directors, officers, employees, Affiliates and other persons who control or are controlled by Buyer or any of its Subsidiaries, and their respective Representatives (collectively, the “Buyer Indemnified Parties”), from and against, and shall compensate and reimburse the Buyer Indemnified Parties for, any and all Losses which are suffered or incurred by any of the Buyer Indemnified Parties or to which any of the Buyer Indemnified Parties may otherwise become subject (regardless of whether or not such Losses relate to any Third Party Claim) to the extent that such Losses arise from or as a result of:

(i)          any Excluded Liabilities;

(ii)         any breach of or inaccuracy in any of the representations or warranties made by Seller in this Agreement or in the Seller Closing Certificate;

(iii)        any non-fulfillment or breach of any covenant or other agreement of Seller under this Agreement; and

(iv)        any fraud of Seller.

(b)          Subject to the limitations set forth in this Article 8, from and after the Closing, Buyer shall indemnify and hold harmless Seller and each of its Subsidiaries and their respective directors, officers, employees, Affiliates and other persons who control or are controlled by Seller or any of its Subsidiaries, and their respective Representatives (collectively, the “Seller Indemnified Parties” and, collectively with the Buyer Indemnified Parties, the “Indemnified Parties”), from and against, and shall compensate and reimburse the Seller Indemnified Parties for, any and all Losses which are suffered or incurred by any of the Seller Indemnified Parties or to which any of the Seller Indemnified Parties may otherwise become subject (regardless of whether or not such Losses relate to any Third Party Claim) to the extent that such Losses arise from or as a result of:

(i)          any Assumed Liabilities;

(ii)         any breach of or inaccuracy in any of the representations or warranties made by Buyer in this Agreement or in the Buyer Closing Certificate;

(iii)        any non-fulfillment or breach of any covenant or other agreement of Buyer under this Agreement; and

(iv)        any fraud of Buyer.

8.3           Limitations on Indemnification.

(a)          No claim of a Buyer Indemnified Party that is capable of being made under any subsection of Section 8.2 other than subsection 8.2(a)(i) may be made under Section 8.2(a)(i). Neither Buyer nor Seller shall be liable for any Loss consisting of indirect, consequential, special, punitive or exemplary damages (except to the extent that such damages are awarded or paid to a Third Party in connection with a Third Party Claim).

(b)          The Buyer Indemnified Parties will not be entitled to recover any Losses under Section 8.2(a)(ii) until such time as the total amount of all Losses that have been directly suffered or incurred by any one or more of the Buyer Indemnified Parties, or to which any one or more of the Buyer Indemnified Parties has or have otherwise directly become subject, exceeds $63,750 (the “Loss Threshold”), in which case the Buyer Indemnified Parties will be entitled to recovery for the aggregate amount of all Losses regardless of the Loss Threshold; provided, however, that the limitations contained in this Section 8.3(b) will not apply to any breach of or inaccuracy in any Seller Fundamental Representation.

(c)          (i) The maximum aggregate amount of Losses that the Buyer Indemnified Parties will be entitled to recover under Section 8.2(a)(ii) (other than any Seller Fundamental Representation) will be limited to $1,275,000, and (ii) the maximum aggregate amount of Losses that the Buyer Indemnified Parties will be entitled to recover under (A) Section 8.2(a)(ii) in respect of any breach of or inaccuracy in any Seller Fundamental Representation and (B) Section 8.2(a)(iii) will be limited to $8,500,000.

(d)          (i) The maximum aggregate amount of Losses that the Seller Indemnified Parties will be entitled to recover under Section 8.2(b)(ii) (other than any Buyer Fundamental Representation) will be limited to $1,275,000, and (ii) the maximum aggregate amount of Losses that the Seller Indemnified Parties will be entitled to recover under (A) Section 8.2(b)(ii) in respect of any breach of or inaccuracy in any Buyer Fundamental Representation and (B) Section 8.2(b)(iii) will be limited to $8,500,000.

(e)          Any Losses hereunder will be determined without duplication of recovery that would result from the set of facts giving rise to such Losses constituting a breach or other violation of more than one representation, warranty or covenant hereunder.

(f)          Notwithstanding anything to the contrary in this Agreement, nothing in this Article 8 or otherwise in this Agreement (i) prevents or limits any Indemnified Party from bringing an Action for fraud against any Person, including any Indemnifying Party, whose fraud has caused such Indemnified Party to incur Losses, or (ii) limits the Losses recoverable by such Indemnified Party from such Indemnifying Party in any such Action for fraud.

(g)          There will be no obligation to indemnify under Section 8.2 to the extent the Loss relates to any breach of representation, warranty, or covenant expressly waived in writing by the other Party.

(h)          Notwithstanding anything to the contrary in this Agreement, (i) any Losses the Buyer Indemnified Parties will be entitled to recover under this Article 8 shall be satisfied, at Seller’s sole discretion, in the form of either cash or Buyer Shares held by Seller (or a combination thereof), which Buyer Shares, for purposes of indemnification obligations under this Article 8, will be deemed as of each relevant payment date to have a value equal to the Buyer Shares Trading Price as of such date and (ii) any Losses the Seller Indemnified Parties will be entitled to recover under this Article 8 shall be satisfied by Buyer in cash.

(i)          Subject to Section 8.3(f), from and after the Closing, the rights of Buyer and Seller to indemnification under this Article 8 will be the sole and exclusive remedy of the Parties and the Indemnified Parties with respect to any matter in any way relating to, arising out of or in connection with this Agreement, including any breach of, inaccuracy in or nonfulfillment of any representation, warranty, covenant or agreement contained in this Agreement. Notwithstanding the foregoing, the limitations set forth in this Section 8.3(i) will not apply to claims for fraud or for any actions to specifically enforce the covenants in this Agreement in accordance with Section 9.6 or any remedies specifically provided for in the Transaction Documents with respect to the matters addressed therein.

(j)          Any Losses otherwise recoverable by any Indemnified Party hereunder shall be reduced in amount by any insurance proceeds, indemnification payments or contribution payments attributable thereto and realized by such Indemnified Party in connection with such Losses or any of the circumstances giving rise thereto, and each Indemnified Party shall, to the extent any such insurance proceeds, indemnification payments or contribution payments are realized after such Losses are recovered from the Indemnifying Party, promptly repay the amount of such Losses to the Indemnifying Party (but only to the extent of the insurance proceeds, indemnification payments or contribution payments realized by such Indemnified Party, net of any expenses incurred in connection with the recovery of such insurance proceeds or indemnification or contribution payments); provided, however, that the foregoing shall in no way obligate any Indemnified Party to seek recovery under any insurance policies or agreements with indemnification or contribution provisions or similar rights.

8.4         Indemnification Claims.

(a)          If an Indemnified Party is of the opinion that it has or may have a right to indemnification, compensation or reimbursement under this Agreement (an “Indemnification Claim”), such Indemnified Party shall so notify the Indemnifying Party in a written notice (a “Claim Certificate”) promptly after receipt of notice of any such right, but in any event, prior to the expiration of the applicable Survival Period (if applicable); provided, however, that the failure to promptly notify the Indemnifying Party thereof will not relieve the Indemnifying Party from liability in connection therewith except and to the extent (and only to the extent) that such failure has materially prejudiced the Indemnifying Party (it being understood that a failure to deliver a Claim Certificate prior to the expiration of an applicable Survival Period will relieve the Indemnifying Party from liability in connection therewith). Each Claim Certificate shall (i) state that such Indemnified Party has suffered or incurred Losses for which it is entitled to indemnification, compensation or reimbursement under this Agreement; (ii) contain a brief description in reasonable detail (to the extent available to such Indemnified Party) of the facts, circumstances or events giving rise to each item of Losses based on such Indemnified Party’s good faith belief thereof; and (iii) state the basis for indemnification, compensation or reimbursement under this Agreement to which such item of Losses is related.

(b)          In the event that the Indemnifying Party seeks to contest any individual items of Losses set forth in a Claim Certificate, the Indemnifying Party shall so notify the Indemnified Party in writing within 45 days after receipt of such Claim Certificate, which notice shall set forth a brief description in reasonable detail of the Indemnifying Party’s basis for objecting to each item of Loss. In the event that the Indemnifying Party fails to object to any items of Loss set forth in a Claim Certificate within the foregoing 45-day period, the Indemnifying Party shall be deemed to have irrevocably agreed and consented to indemnify, compensate or reimburse the Indemnified Party in respect of such items of Loss pursuant to the terms of this Agreement. Section 9.5 and Section 9.7 apply to any Action brought under this Article 8.

8.5           Third Party Claims. If any Action is instituted against an Indemnified Party by a Third Party which involves or appears reasonably likely to involve an Indemnification Claim hereunder (a “Third Party Claim”), the Indemnified Party shall, promptly after receipt of notice of any such Action, notify the Indemnifying Party in writing of the commencement thereof; provided, however, that the failure to so notify the Indemnifying Party of the commencement of any such Action will not relieve the Indemnifying Party from Liability in connection therewith except and to the extent (and only to the extent) that such failure has materially prejudiced the Indemnifying Party. Seller will have the right, in its sole discretion, to control the defense or settlement of such Third Party Claim, including the appointment by Seller of a recognized and reputable counsel reasonably acceptable to the Indemnified Party (if other than Seller) to be the lead counsel in connection with such defense. Notwithstanding the foregoing:

(a)          if Seller elects to control the defense or settlement of a Third Party Claim, the Buyer Indemnified Party or Buyer Indemnifying Party, as the case may be, will be entitled to participate in (but not control) the defense or settlement of any such Third Party Claim and to employ counsel of its choice for such purpose; provided that, subject to Section 8.5(c), the fees and expenses of such separate counsel will be borne by such Buyer Indemnified Party or Buyer Indemnifying Party;

(b)          if Seller elects not to control the defense or settlement of a Third Party Claim, the Seller Indemnified Party or Seller Indemnifying Party, as the case may be, will be entitled to participate in the defense or settlement of any such Third Party Claim and to employ counsel of its choice for such purpose; provided that, subject to Section 8.5(c), the fees and expenses of such separate counsel will be borne by such Seller Indemnified Party or Seller Indemnifying Party;

(c)          an Indemnified Party that has not assumed control of the defense or settlement of a Third Party Claim will be entitled to reimbursement for the fees and expenses of one separate legal counsel of its choice if such Indemnified Party shall have one or more legal defenses available to it which are different from or in addition to those available to the Indemnifying Party controlling the defense or settlement of the Third Party Claim and counsel for such Indemnifying Party could not adequately represent the interests of such Indemnified Party;

(d)          Seller will not be entitled to assume control of, or continue to control if any of the following conditions is not satisfied at any time following Seller’s assumption of control, such defense or settlement (unless otherwise agreed to in writing by the applicable Buyer Indemnified Party) if (i) the claim for indemnification, compensation or reimbursement relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the applicable Buyer Indemnified Party; (ii) the claim primarily seeks an injunction or equitable or any other non-monetary relief against the applicable Buyer Indemnified Party; or (iii) Seller fails to prosecute or defend such claim;

(e)          if the Indemnifying Party controls the defense or settlement of any Third Party Claim against a Indemnified Party, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of or consenting to the entry of any judgment with respect to such claim, which consent will not unreasonably be withheld, conditioned or delayed, unless (1) the terms of the proposed settlement or judgment include as an unconditional and with-prejudice term thereof the granting by the third party to any relevant Indemnified Party a release from all Liability in respect of such Third Party Claim; (2) there is (A) no finding or admission of any violation of Law by any Indemnified Party, and (B) no finding or admission of any violation of the rights of any Person by any Indemnified Party; and (3) the sole form of relief is monetary damages that shall be paid in full by the Indemnifying Party; and

(f)          if the Indemnified Party controls the defense or settlement of any Third Party Claim, (i) the Indemnifying Party will be entitled to participate at its own cost in the defense or settlement of such Third Party Claim and to employ counsel of its choice for such purpose and to receive copies of all pleadings, notices and communications with respect to such Third Party Claim, and (ii) the Indemnified Party shall obtain the prior written consent of the Indemnifying Party before entering into any settlement of or consenting to the entry of any judgment with respect to such Third Party Claim, which consent will not unreasonably be withheld, conditioned or delayed, unless (1) the terms of the proposed settlement or judgment include as an unconditional and with-prejudice term thereof the granting by the third party to any relevant Indemnifying Party a release from all Liability in respect of such Third Party Claim; (2) there is (A) no finding or admission of any violation of Law by any Indemnifying Party, and (B) no finding or admission of any violation of the rights of any Person by any Indemnifying Party; and (3) the sole form of relief is monetary damages that will be paid in full by the Indemnified Party; provided, however, that, without the consent of the Indemnifying Party, no settlement of any such Third Party Claim will be determinative of the existence of or amount of Losses relating to such matter or whether such Losses are indemnifiable hereunder

9.            MISCELLANEOUS PROVISIONS

9.1           Notices. All notices, deliveries and other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally, telecopied, delivered by globally recognized express delivery service or electronic mail to the Parties at the addresses or facsimile numbers set forth below or to such other address or facsimile number as the Party to whom notice is to be given may have furnished to the other Party hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopy, on the Business Day after the day that the Party giving notice receives electronic confirmation of sending from the sending telecopy machine, (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems and (d) in the case of electronic mail sent prior to the close of normal business hours on a Business Day, on the date of sending (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day).

If to Seller, to:

Oath Inc.

22000 AOL Way

Dulles, VA 20166

Attention: Deputy General Counsel

Fax: 703-256-3992

And:

Oath Inc.

770 Broadway

New York, NY 10003

Attention: Chief Financial Officer

Fax: 917-606-4773

With a copy (which will not constitute notice) to:

Morrison and Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention: Eric McCrath
Email: emccrath@mofo.com

If to Buyer, to:

Helios and Matheson Analytics Inc.
Empire State Building
350 5th Avenue
New York, New York 10118
Attn: Chief Financial Officer
Email: sbenson@hmny.com

With a copy (which will not constitute notice) to:

Greenberg Traurig, LLP
1840 Century Park East, Suite 1900
Los Angeles, CA 90067
Attn: Kevin Friedmann Esq.
Facsimile: (310) 586-7800
Email: friedmannk@gtlaw.com

9.2         Expenses. Except as otherwise provided in this Agreement, each Party to this Agreement will bear all the fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other Representatives and consultants) that are incurred by it in connection with the Transactions contemplated hereby, whether or not such Transactions are consummated (a Party’s “Transaction Expenses”).

9.3         Entire Agreement. The agreement of the Parties, which consists of this Agreement, the Transaction Documents, the Schedules and Exhibits hereto and thereto and the Confidentiality Agreement sets forth the entire agreement and understanding between the Parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

9.4         Assignment; Binding Effect; Severability. This Agreement may not be assigned by any Party hereto without the other Party’s written consent and any such purported assignment will be void without such written consent. This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each Party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions will remain in full force and effect unless the deletion of such provision will cause this Agreement to become materially adverse to either Party, in which event the Parties shall use commercially reasonable efforts to arrive at an accommodation that best preserves for the Parties the benefits and obligations of the offending provision.

9.5         Dispute Resolution; Venue; and Governing Law. This Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, without regard to choice or conflict of law principles that would result in the application of any laws other than the laws of the State of New York. Any legal action, suit or proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be brought solely in a federal court in the Southern District of New York or in a state court in New York County in New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of, based upon or relating to this Agreement and the rights and obligations arising hereunder and agrees that it will not bring any action arising out of, based upon or related to this Agreement in any other court. Each Party hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any legal action, suit or proceeding arising out of, based upon or relating to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 9.1, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this Agreement or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 9.1.

9.6         Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

9.7         Waiver of Jury Trial. Each Party hereby waives, and agrees to cause each of its Subsidiaries to waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement and the Transactions contemplated hereby. Each Party certifies that no Representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver.

9.8         Execution in Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

9.9         No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or will (a) confer on any Person other than the Parties hereto and their respective successors or assigns any rights (including third-party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement (except for Indemnified Parties as provided in Article 8), or (b) constitute the Parties hereto as partners or as participants in a joint venture. This Agreement will not provide Third Parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement (except for Indemnified Parties as provided in Article 8). Nothing in this Agreement will be construed as giving to any Business Employee, or any other individual, any right or entitlement under any benefit plan, policy or procedure maintained by Seller or Buyer. No Third Party will have any right, independent of any right that exists irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement (except for Indemnified Parties as provided in Article 8).

9.10       Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation will apply:

(a)          when a reference is made in this Agreement to an Article, Section, subsection, Exhibit, Annex, Schedule or Recitals, such reference is to an Article, Section or Subsection of, an Exhibit, Annex or Schedule or the Recitals to, this Agreement unless otherwise indicated;

(b)          the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)          the words “include,” “includes” or “including” (or similar terms) are deemed to be followed by the words “without limitation”;

(d)          the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)          the word “or” is not limiting or exclusive;

(f)          any gender-specific reference in this Agreement include all genders;

(g)          the definitions contained in this Agreement are applicable to the other grammatical forms of such terms;

(h)          a reference to any legislation or to any provision of any legislation will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation;

(i)            if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action will be taken on the next Business Day following such day;

(j)            references to a Person are also to its permitted successors and assigns;

(k)          the Parties have participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision hereof; no prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof;

(l)          the contents of the Seller Disclosure Schedule and the other Schedules, Exhibits and Annexes to this Agreement form an integral part of this Agreement and any reference to “this Agreement” will be deemed to include the Schedules, Exhibits and Annexes hereto;

(m)          no parol evidence will be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence;

(n)          although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content);

(o)          the doctrine of election of remedies will not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the Transactions; and

(p)          Any dollar thresholds indicated in this Agreement will not be an admission or reflective of what is or may be deemed to be material or a Material Adverse Effect.

10.          TERMINATION, WAIVER AND AMENDMENT

10.1       Termination. This Agreement may be terminated at any time prior to the Closing by:

(a)          Mutual Consent. the mutual written consent duly authorized by the respective boards of directors of Seller (or a committee thereof) and Buyer;

(b)          Delay. Buyer or Seller, if the Closing will not have occurred on or before May 4, 2018 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) will not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before the Termination Date, and such action or failure to act constitutes breach of this Agreement;

(c)          Court or Administrative Order. Either Buyer or Seller, if (1) there is a final non-appealable Order in effect preventing consummation of the Transactions or (2) there is any statute, rule, regulation or Order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Authority that would make consummation of the Transactions illegal;

(d)          Failure of Buyer Condition. Buyer, if Seller has breached any representation, warranty or covenant contained herein and (1) such breach has not been cured within ten days after Buyer’s notice to Seller of such breach (provided, however, that no such cure period will be available or applicable to any such breach which by its nature cannot be cured) and (2) if not cured at or before the Closing, such breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied (provided, however, that the right to terminate this Agreement under this Section 10.1(d) will not be available to Buyer if Buyer is at that time in material breach of this Agreement);

(e)          Failure of Seller Condition. Seller, if Buyer has breached any representation, warranty or covenant contained herein and (1) such breach has not been cured within ten days after Seller’s notice to Buyer of such breach (provided, however, that no such cure period will be available or applicable to any such breach which by its nature cannot be cured) and (2) if not cured at or before the Closing, such breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 to be satisfied (provided, however, that the right to terminate this Agreement under this Section 10.1(e) will not be available to Seller if Seller is at that time in material breach of this Agreement).

Any Party desiring to terminate this Agreement pursuant to Section 10.1(a) through (e) must give prior written notice of such termination to the other Party.

10.2       Effect of Termination. If this Agreement is terminated in accordance with Section 10.1, this Agreement will forthwith become void and there will be no liability or obligation on the part of Buyer, Seller or their respective officers, directors, stockholders or Affiliates; provided, however, that each Party hereto will remain liable for any willful breaches of this Agreement that occurred prior to its termination, and, provided further, that Article 5 (Confidential Nature of Information), Article 9 (Miscellaneous Provisions) and this Section 10.2 will remain in full force and effect and survive any termination of this Agreement.

10.3       Waiver of Agreement. Any term or condition hereof may be waived at any time prior to the Closing by the Party hereto which is entitled to the benefits thereof by action taken by its Board of Directors or its duly authorized officer or employee; provided, however, that such action shall be evidenced by a written instrument duly executed on behalf of such Party by its duly authorized officer or employee. The failure of either Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement will be held to constitute a waiver of any other or subsequent breach.

10.4       Amendment of Agreement. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by each of Buyer and Seller.

IN WITNESS WHEREOF, each Party has caused this Asset Purchase Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

OATH INC.

By:	/s/ Mark Roszkowski
Name:	Mark Roszkowski
Title:	EVP Head of Corporate Development

HELIOS AND MATHESON ANALYTICS INC.,

By:	/s/ Ted Farnsworth
Name:	Ted Farnsworth
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

ANNEX A

DEFINITIONS

For all purposes of and under this Agreement, the capitalized terms in this Annex A will have the meanings set forth below.

“Action” means any criminal, judicial, administrative or arbitral action, audit, charge, claim, complaint, demand, grievance, hearing, inquiry, investigation, litigation, mediation, proceeding, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or private arbitrator or mediator.

“Advertising Representative Agreement” means the Advertising Representative Agreement in substantially the form attached hereto as Exhibit I.

“Affiliate” when used with reference to any Person, means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person.

“Agreement” has the definition given to it in the preamble.

“Allocation Schedule” has the definition given to it in Section 4.3(a).

“Assignment and Assumption Agreement and Bill of Sale” means the Assignment and Assumption Agreement and Bill of Sale and the Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit B.

“Assumed Liabilities” has the definition given to it in Section 1.4.

“Business” has the definition given to it in the Recitals.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in San Francisco, California or New York, New York.

“Business Employees” means all employees of Seller and its Subsidiaries that are engaged exclusively in the operation or conduct of the Business that are listed on Section 2.6(a) of the Seller Disclosure Schedule.

“Business Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is, or is reasonably likely to be, either individually or when aggregated with all other changes, effects, events, occurrences or states of facts, materially adverse to (i) the business, condition (financial or other) or results of operations of the Business, (ii) the Purchased Assets or Assumed Liabilities, or (iii) Seller’s ability to consummate the Transactions, in each case other than any change, effect, event, occurrence or state of facts (A) resulting from conditions in the United States or foreign economies, banking or securities markets, (B) resulting from conditions in the industry in which the Business operates in general and not specifically relating to the Business, (C) resulting from the announcement or pendency of the Transactions (including any action or inaction by the customers, suppliers, distributors, employees or competitors of Seller or any of its Affiliates) (D) any failure to meet any projections, budgets, plans or forecasts for any products, (E) the undertaking, performance or observance of the obligations contemplated by this Agreement or the failure to take any action as a result of restrictions or other prohibitions set forth in this Agreement, (F) changes in GAAP or any Law, or (G) resulting from Buyer’s failure to consent to Seller’s request to take an action prohibited by Section 4.2; provided, however, that the matters described in clauses (A) and (B) above will be excluded only to the extent that such matters do not have a disproportionate impact on Seller and its Subsidiaries, as compared to other companies that conduct business in the countries and regions and in the industry in which Seller and its Subsidiaries conduct the Business.

A-1

“Business Social Media Accounts” has the definition given to it in Section 1.11.

“Business Social Media Account Data” means any data, information, analyses, content or other material, including any usage data or information that relates to or identifies an identified or identifiable individual, that is (a) posted, uploaded, provided or otherwise made available by or on behalf of Seller or any of its Subsidiaries before the Closing, through or using any Business Social Media Account, (b) posted, uploaded, provided or otherwise made available by or on behalf of any user before the Closing, through or using any platform, network, service or product on which any Business Social Media Account is hosted, or (c) otherwise accessible to Seller or its Subsidiaries before the Closing, through, using or as a result of any Business Social Media Account.

“Buyer” has the definition given to it in the preamble.

“Buyer Closing Certificate” has the definition given to it in Section 6.2(c).

“Buyer Financial Statements” has the definition given to it in Section 3.6(b).

“Buyer Fundamental Representations” means (i) the representations and warranties of Buyer set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization), Section 3.3 (Authorization) and Section 3.4 (Binding Effect) and (ii) the representations and warranties set forth in the Buyer Closing Certificate, to the extent such representations and warranties directly relate to any of the matters addressed in any of the representations and warranties specified in clause (i) of this sentence.

“Buyer Indemnified Parties” has the definition given to it in Section 8.2(a).

“Buyer Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is, or is reasonably likely to be, either individually or when aggregated with all other changes, effects, events, occurrences or states of facts, materially adverse to (i) the business, condition (financial or other) or results of operations of Buyer, or (ii) Buyer’s ability to consummate the Transactions, in each case other than any change, effect, event, occurrence or state of facts (A) resulting from conditions in the United States or foreign economies, banking or securities markets, (B) resulting from conditions in the industry in which Buyer operates in general and not specifically relating to Buyer, (C) resulting from the announcement or pendency of the Transactions (including any action or inaction by the customers, suppliers, distributors, employees or competitors of Buyer or any of its Affiliates) (D) any failure to meet any projections, budgets, plans or forecasts for any products, (E) the undertaking, performance or observance of the obligations contemplated by this Agreement or the failure to take any action as a result of restrictions or other prohibitions set forth in this Agreement, or (F) changes in GAAP or any Law; provided, however, that the matters described in clauses (A) and (B) above will be excluded only to the extent that such matters do not have a disproportionate impact on Buyer and its Subsidiaries, as compared to other companies that conduct business in the countries and regions and in the industry in which Buyer and its Subsidiaries conduct their business.

“Buyer SEC Documents” has the definition given to it in Section 3.6(a).

A-2

“Buyer Securities” means, collectively, the (i) Closing Shares, (ii) Closing Warrants and (iii) Buyer Shares issued (if any) upon the exercise of the Closing Warrants.

“Buyer Share” means one share of common stock, par value $0.01 per share, of the Buyer.

“Buyer Shares Trading Price” means, with respect to any given date, the average closing sale price of one Buyer Share as reported on the NASDAQ Global Select Market for the five consecutive trading days ending on the date that is two trading days immediately preceding such date (in each case, as adjusted as appropriate to reflect any stock splits, spin-offs, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Buyer Social Media Account Data” means any data, information, analyses, content or other material, including any usage data or information that relates to or identifies an identified or identifiable individual, that is (a) posted, uploaded, provided or otherwise made available by or on behalf of Buyer or any of its Affiliates after the Closing, through or using any Business Social Media Account, (b) under the control of Buyer or any of its Affiliates after the Closing, through or using any Business Social Media Account, and that Buyer does not expeditiously remove or disable access to after receiving a written notice alleging that such material violates the Intellectual Property Rights of another Person or applicable Law, (c) posted, uploaded, provided or otherwise made available by or on behalf of any user after the Closing, through or using any platform, network, service or product on which any Business Social Media Account is hosted, or (d) otherwise accessible to Buyer or any of its Affiliates after the Closing, through, using or as a result of any Business Social Media Account.

“Buyer Warrants” means warrants to purchase Buyer Shares, issued pursuant to the Buyer Warrant Agreement.

“Buyer Warrant Agreement” means the Buyer Warrant Agreement in substantially the form attached hereto as Exhibit G.

“Claim Certificate” has the definition given to it in Section 8.4(a).

“Closing” means the closing of the transactions described in Article 6.

“Closing Consideration” has the definition given to it in Section 1.3.

“Closing Date” means the date of the Closing as determined pursuant to Section 6.3.

“Closing Shares” has the definition given to it in Section 1.3.

“Closing Warrants” has the definition given to it in Section 1.3.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Competing Transaction” has the definition given to it in Section 4.7.

“Confidential Information” means any information (whether communicated orally, in writing or electronically, and regardless if communicated prior to, as of or after the date of this Agreement or the Closing Date) which (i) is or should be reasonably understood to be confidential or proprietary to the Party disclosing Confidential Information or its Affiliates (such information may include without limitation information concerning such Party’s business, products, services, content, finances, subscribers, users, tools, source code, protocols, product designs and plans, customer lists and other marketing and technical information, the terms and existence of this Agreement, the Transaction Documents and the Confidentiality Agreement, and other unpublished information) or (ii) is so designated by the Party disclosing Confidential Information by prominently marking it with a “confidential”, “proprietary” or similar legend. Confidential Information shall also include any analyses, compilations, studies or other documents or recorded information prepared by the Party receiving Confidential Information or any of its Representatives that contain or otherwise reflect Confidential Information.

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“Confidentiality Agreement” means the Confidential Non-Disclosure Agreement between Seller and MoviePass, Inc., dated as of November 17, 2017.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, license, lease (including real and personal property leases), conditional sale contract, purchase or sales orders, mortgage, undertaking, commitment, understanding, undertaking, option, warrant, calls, rights or other enforceable arrangement or agreement, whether written or oral.

“Control” means, as to any Person, the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The verb “Control” and the term “Controlled” have the correlative meanings.

“Copyleft Software” means any Software that is subject to a license that requires, as a condition of making available, use, modification, license, sale or distribution of the Software subject to such license, that any other Software or other technology or materials incorporated or integrated into, derived from, bundled or distributed with, linked to or otherwise used in connection with such Software: (a) in the case of Software, be made available, licensed or distributed in Source Code form; (b) be made available, licensed or distributed for the purpose of allowing the making of derivative works; (c) be made available, licensed or distributed under terms that allow the Product to be reverse engineered, reverse assembled or disassembled (other than to the extent permitted under Law); or (d) be made available, licensed or distributed (including any redistribution) at no license fee or otherwise at no charge.

“Copyrights” means all copyrights, whether in published or unpublished works, which include literary works, musical works, dramatic works, pantomimes and choreographic works, pictorial, graphic and sculptural works, motion pictures and other audiovisual works, sound recordings, architectural works, software, compilations and collective works, derivative works of any of the foregoing, and any other original works of authorship fixed in any tangible medium of expression (in whatever form now or hereafter existing); and rights in registrations and applications for registration for any of the foregoing, and any renewals or extensions of any such registrations.

“Customer Agreement” means any end user license agreement (including the general terms of service or terms of use with respect to such end user license agreement solely as and to the extent incorporated into such end user license agreement), or similar agreement that is solely applicable to the Product and that is entered into in the ordinary course of business between the Seller or any of its Subsidiaries, on the one hand, and any End User, on the other hand.

“Customer Data” means copies of data, data structures, technical data, performance data and content, including copies of any Personal Information, uploaded, provided or otherwise made available by or for any customer to Seller or its Subsidiaries through the use of the Products. Customer Data does not include Intellectual Property Rights, including any Intellectual Property Rights in any of the foregoing.

“Domain Name Assignment” means the Domain Name Assignment in substantially the form attached hereto as Exhibit C.

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“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith, registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet, and all applications for any of the foregoing.

“Electronic Delivery” has the definition given to it in Section 9.8.

“Employee” means any employee, consultant or independent contractor of Seller or any of its Subsidiaries.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, pledge, easement, encumbrance, charge or other security interest or matter affecting title, preemptive right, existing or claimed right of first refusal, right of first offer, right of consent, put right, default, or other adverse claim of any kind or nature whatsoever (including any conditional sale or other title retention agreement or other similar restriction or right) affecting the Purchased Assets, but in any event will not include any license, covenant or other similar right or restriction.

“End User” means any end user of the Products who has created an account specifically for use of the Products.

“End User Notice” has the definition given to it in Section 1.7(b).

“Environmental Laws” has the definition given to it in Section 3.14.

“Equipment” means all (a) computers, servers, phones, cellular phones, desks, chairs, tables, copy machines, fax machines, modems and routers, (b) tangible embodiments of software and other Confidential Information, and (c) other tangible personal property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other Person under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the definition given to it in Section 1.2.

“Excluded Contracts” means all Contracts of Seller or any of its Affiliates that are neither Purchased Contracts nor Transferred Customer Agreements.

“Excluded Equipment” means all Equipment of Seller and its Affiliates that is not Purchased Equipment.

“Excluded Liabilities” has the definition given to it in Section 1.5.

“Excluded Taxes” means any Liability for any Taxes of Seller or its Affiliates for any Pre-Closing Tax Period relating to the Purchased Assets or Seller’s operation of the Business.

“Fundamental Representations” means the Buyer Fundamental Representations and the Seller Fundamental Representations.

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“GAAP” means U.S. generally accepted accounting principles.

“Generally Available Products” means Products that are generally commercially available to end users.

“Governmental Authority” means any governmental, regulatory or administrative authority, agency, body, commission or other entity, whether international, multinational, national, regional, state, provincial or of a political subdivision and whether domestic or foreign; any court, judicial body, arbitration board or arbitrator; any tribunal of a self-regulatory organization; or any instrumentality of any of the foregoing.

“Governmental Permits” means all governmental permits and licenses, certificates of inspection, approvals or other authorizations.

“Hazardous Materials” has the definition given to it in Section 3.14.

“Indemnification Claim” has the definition given to it in Section 8.4(a).

“Indemnified Party” has the definition given to it in Section 8.2(b).

“Indemnifying Party” means any Party obligated to provide indemnification, compensation or reimbursement or against whom indemnification, compensation or reimbursement is sought, under the terms of this Agreement.

“Intellectual Property Rights” means Copyrights and rights with respect to Domain Names, Patents, Trademarks and Trade Secrets, including the right to sue for past, present and future infringement, misappropriation or other violation thereof.

“Intellectual Property License Agreement” means the Intellectual Property License Agreement in substantially the form attached hereto as Exhibit D.

“IRS” means the U.S. Internal Revenue Service.

“knowledge of Buyer” or “to Buyer’s knowledge” or similar words or phrases relating to awareness or knowledge of Seller means the actual knowledge of the following: Theodore Farnsworth, Stuart Benson, Sanjay Puri, Mitch Lowe and Khalid Itum.

“knowledge of Seller” or “to Seller’s knowledge” or similar words or phrases relating to awareness or knowledge of Seller means the actual knowledge of the following: Kevin Kramer, Alyssa Reiner and Luisa Lopez.

“Law” means the law of any jurisdiction, whether international, multilateral, multinational, national, federal, state, provincial, local or common law, an Order or act, statute, ordinance, regulation, rule, collective bargaining agreement, extension order or code promulgated by a Governmental Authority.

“Liability” means any and all debts, liabilities and obligations of any kind, whether accrued or fixed, absolute or contingent, known or unknown, direct or indirect, matured or unmatured, determined or undeterminable, on- or off-balance sheet, including those arising under any Law, Action or Order and those arising under any Contract or otherwise.

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“Lock-Up Agreement” means the Lock-Up Agreement in substantially the form attached hereto as Exhibit A-1.

“Loss” or “Losses” means any liability, loss, damage, Tax, deficiency, Encumbrance (other than a Permitted Encumbrance), settlement cost, fine, cost, interest, award, judgment, penalty, charge, expense, including reasonable attorneys’ fees and consultants’ fees and expenses, and including any out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing, including any consequential and incidental damages, but excluding any indirect, special, punitive or exemplary damages (except to the extent that such damages are awarded or paid to a Third Party in connection with a Third Party Claim).

“Loss Threshold” has the definition given to it in Section 8.3(b).

“Non-Assignable Assets” has the definition given to it in Section 1.6(a).

“Non-Transferrable Customer Material” has the definition given to it in Section 1.1.

“Object Code” means one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, together with any partially compiled or intermediate code that may result from the compilation, assembly or interpretation of any Source Code. Object Code includes firmware, compiled or interpreted programmable logic, libraries, objects, routines, modules, bytecode, machine code, and middleware.

“Open Source Software” means Copyleft Software and any other Software that is subject to any: “open source,” “copyleft,” or other similar types of license terms (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla license, Berkeley Software Distribution license, Open Source Initiative license, MIT, Apache, and Public Domain licenses, and the like), including any licensed approved by the Open Source Initiative and listed at http://www.opensource.org/licenses.

“Opt-Out End User” has the definition given to it in Section 1.7(b).

“Order” means any decision, ruling, charge, order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Authority.

“Other Purchased Assets” means the assets set forth on Schedule 1.1(f).

“Party” or “Parties” has the definition given to it in the preamble.

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing.

“Pension Plan” means each “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA).

“Per Claim Threshold” has the definition given to it in Section 8.3(b).

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“Permissive Open Source Software” means any Open Source Software that is not Copyleft Software.

“Permitted Encumbrances” means any (i) liens for Taxes, assessments and other governmental charges, liens of landlords, carriers, warehousemen, mechanics or materialmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or for sums being contested in good faith by appropriate proceedings, (ii) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure statutory the performance of tendering, statutory obligations, surety and appeal bonds and other similar obligations, (iii) licenses or covenants not to sue granted to customers, end users, or resellers of Seller or its Subsidiaries, (iv) any general cross-license of Intellectual Property Rights of Seller or its Subsidiaries and (v) any Encumbrance or minor imperfection in title or minor encroachments, if any, that, individually or in the aggregate, are not material in amount, do not materially interfere with the conduct of the Business or with the use of the Purchased Assets or do not materially affect the value of the Purchased Assets or the Business, including liens set forth on Schedule A-1(a).

“Person” means any natural person, general or limited partnership, corporation, limited liability company, joint venture, trust, firm, association or other legal or governmental entity.

“Personal Information” means data in the control of Seller that relates to and identifies an identified or identifiable individual, including, without limitation, name, address, telephone number, and electronic mail address.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Product” or “Products” means the products and/or services provided by Seller or any of its Affiliates that are listed on Schedule 1.1(b); except that, for clarity, Products do not include any Business Social Media Account, Business Social Media Account Data, or Customer Data.

“Purchased Assets” has the definition given to it in Section 1.1.

“Purchased Confidential Information” has the definition given to it in Section 5.2(a).

“Purchased Contracts” means (i) the Contracts set forth on Schedule 1.1(d)(i), and (ii) each customer and vendor Contract set forth on Schedule 1.1(d)(ii); except that, for clarity, Purchased Contracts do not include any Customer Agreements.

“Purchased Equipment” means the Equipment that is listed on Schedule 1.1(e).

“Purchased Intellectual Property Rights” means the rights owned by Seller or any of its Subsidiaries with respect to (i) the Trademarks listed on Schedule 1.1(a)(i); (ii) the Domain Names listed on Schedule 1.1(a)(ii); and (iii) the Copyrights and Trade Secrets exclusively embodied in the Products or Purchased Technology (but, for clarity, not including any Intellectual Property Rights used, held for use, embodied in, or practiced in connection with, in whole or in part, any other product, service, Technology, or business of Seller or any of its Affiliates).

“Purchased Technology” means the Technology exclusively owned by Seller or one of its Subsidiaries and exclusively used in, or held for exclusive use in, the Business by Seller listed on Schedule 1.1(c).

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“Registration Rights Agreement” means the Registration Rights Agreement in substantially the form attached hereto as Exhibit A-2.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, agents, counsel, accountants, financial advisors, lenders, consultants and other representatives; provided, however, that in respect of Seller, after the Closing Date, “Representatives” will not include any Transferred Employee.

“Residual Information” has the definition given to it in Section 5.3(a).

“SEC” means the U.S. Securities and Exchange Commission and any Governmental Authority that is a successor thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the definition given to it in the preamble.

“Seller Benefit Plan” means each Pension Plan, Welfare Plan and any other employment, bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock option, stock purchase, phantom stock, performance, retirement, thrift, savings, stock bonus, excess benefit, supplemental unemployment, paid time off, perquisite, fringe benefit, vacation, sick leave, severance, disability, death benefit, hospitalization, medical, dental, life insurance, welfare benefit or other plan, program or arrangement (whether written or unwritten), in each case, maintained or contributed to, or required to be maintained or contributed to, by Seller or any of its ERISA Affiliates in which Business Employees participate.

“Seller Closing Certificate” has the definition given to it in Section 6.1(b).

“Seller Disclosure Schedule” means the Seller Disclosure Schedule dated as of the date hereof and delivered by Seller to Buyer.

“Seller Fundamental Representations” means (i) the representations and warranties of Seller set forth in Section 2.1 (Organization and Qualification), Section 2.2 (Authorization), Section 2.3 (Binding Effect), Section 2.9 (Taxes), and Section 2.11 (Title to Purchased Assets), and (ii) the representations and warranties set forth in the Seller Closing Certificate, to the extent such representations and warranties directly relate to any of the matters addressed in any of the representations and warranties specified in clause (i) of this sentence.

“Seller Indemnified Parties” has the definition given to it in Section 8.2(b).

“Seller” has the definition given to it in the preamble.

“Software” means computer software, programs and databases in any form, including Source Code, Object Code, operating systems and specifications, data, databases, database management code, firmware, utilities, graphical user interfaces, menus, images, icons, forms and software engines, and all related documentation, developer notes, comments and annotations.

“Source Code” means one or more statements in human readable form, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages and including hardware definition languages such as VHDL), together with any and all text, data and data structures, diagrams, graphs, charts, presentations, manuals, instructions, commands, procedures, schematics, flow-charts and other work product or information that describe the foregoing.

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“Start Date” has the definition given to it in Section 4.4(a).

“Straddle Period” means any Tax period that begins before and ends after the Closing Date.

“Subsidiary” of any Person means any other Person (1) of which the first Person owns directly or indirectly 50% or more of the equity interest in the other Person or (2) of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is directly or indirectly owned or Controlled by the first Person, by such Person with one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries or (3) in which the first Person has the contractual or other power to designate a majority of the board of directors or other governing body.

“Survival Period” has the definition given to it in Section 8.1.

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax, including any information return, declaration of estimated tax, claim for refund, election, or voluntary disclosure agreement, and any schedule, addendum or attachment thereto, and any amendment thereof.

“Taxes” means, all taxes of any kind, including all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, workers’ compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, profits, net worth, asset, transaction, and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed by any Taxing Authority.

“Taxing Authority” means the Internal Revenue Service or any other Governmental Authority responsible for the administration, collection or determination of any Tax.

“Technology” means (i) Software (including software development kits, APIs, computer programs, codecs, interfaces, software implementations of algorithms and models and methodologies), whether in Source Code, Object Code, or other form, (ii) databases, compilations, collections of data and data, (iii) inventions (whether or not patentable), (iv) methods and processes, (v) designs and schematics, (vi) know-how and (vii) works of authorship, including documentation (e.g. user manuals and training materials), but excluding in each case any Business Social Media Account or Business Social Media Account Data. Technology does not include Intellectual Property Rights, including any Intellectual Property Rights in any of the foregoing.

“Termination Date” has the definition given to it in Section 10.1(b).

“Third Party” means any Person not an Affiliate of the other referenced Person or Persons.

“Third Party Claim” has the definition given to it in Section 8.5.

“Third Party Components” means, with respect to any Product, Technology that is not exclusively owned by Seller or its Subsidiaries and is embedded in, incorporated into, used in connection with, or distributed by Seller with such Product.

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“Trade Secrets” means any Confidential Information that would constitute a “trade secret” under applicable Law, but excluding Patents and Copyrights.

“Trademark Assignment Agreement” means the Trademark Assignment Agreement in substantially the form attached hereto as Exhibit F.

“Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration; equivalents and counterparts of any of the foregoing; and, the goodwill of the business associated with each of the foregoing.

“Transaction Documents” means the (i) Assignment and Assumption Agreement and Bill of Sale, (ii) the Lock-Up Agreement, (iii) the Registration Rights Agreement, (iv) the Domain Name Assignment, (v) the Intellectual Property License Agreement, (vi) the Trademark Assignment Agreement, (vii) the Transition Services Agreement, (viii) the Buyer Warrant Agreement and (ix) the Advertising Representative Agreement.

“Transaction Expenses” has the definition given to it in Section 9.2.

“Transactions” has the definition given to it in the Recitals.

“Transfer Taxes” has the definition given to it in Section 4.3(c).

“Transferred Customer Agreements” has the definition given to it in Section 1.1(i).

“Transferred Customer Data” has the definition given to it in Section 1.1(h).

“Transferred Business Social Media Account Data” means Business Social Media Account Data that is posted, uploaded, provided or otherwise made available by Seller or its Subsidiaries on an applicable social media account and that is owned by Seller or its Subsidiaries or in which Seller or its Subsidiaries has exclusive rights.

“Transferred Employees” has the definition given to it in Section 4.4(a).

“Transition Services Agreement” means the Transition Services Agreement in substantially the form attached hereto as Exhibit E.

“Unreviewed Financial Statements” has the definition given to it in Section 2.10.

“WARN” has the definition given to it in Section 4.4(b).

“Welfare Plan” means each “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA).

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